EXHIBIT 99.4

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Willbros Group, Inc.

We have audited the accompanying balance sheets of Willbros Group, Inc. (a Panama corporation) as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the two years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Willbros Group, Inc. as of December 31, 2008 and 2007 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the Company is retrospectively applying FSP No. APB 14-1 and SFAS No. 160 and reducing operating segments from 3 to 2 as discussed in Note 14.

We have also audited the adjustments to the 2006 consolidated financial statements to retrospectively apply the change in accounting as described in Note 1 and reflect the reduction of operating segments from 3 to 2 as described in Note 14. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2006 financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2006 financial statements taken as a whole.

As also discussed in Note 1, the financial statements of the Company as of and for the year ended December 31, 2008 have been restated to correct the diluted earnings per share calculation for the year ended December 31, 2008.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Willbros Group, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 25, 2009 expressed an unqualified opinion.

/s/ GRANT THORNTON LLP

Houston, Texas

February 25, 2009, except for Note 7, Note 9 - FSP No. APB 14-1, Note 11 - Table of principal components of deferred tax assets and liabilities, and Note 14, for which the date is October 15, 2009, and Note 1 - Retrospective Application of FSP No. APB 14-1 and SFAS No. 160 and Notes 13 and 16, for which the date is February 18, 2010.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Willbros Group, Inc.

We have audited the accompanying consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, before the effects of the adjustments to retrospectively apply the adoptions of new accounting standards as described in Note 1 and change in reportable segments as described in Note 14, present fairly, in all material respects, the results of operations and cash flows for the year ended December 31, 2006 of Willbros Group, Inc. in conformity with accounting principles generally accepted in the United States of America.

We also have audited the adjustments to retrospectively apply the change in presentation of Depreciation as indicated in Note 1.  In our opinion, such adjustments were appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the adoptions of new accounting standards as described in Note 1 and change in reportable segments as described in Note 14, and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied.  Those adjustments were audited by Grant Thornton LLP.

/s/ GLO CPAs, LLLP

Houston, Texas
March 12, 2007, except for the change in presentation of Depreciation, which is as of February 21, 2008.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Willbros Group, Inc.

We have audited Willbros Group, Inc.’s (a Panama Corporation) internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Willbros Group Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting (included in Item 9A). Our responsibility is to express an opinion on Willbros Group Inc.s’ internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Willbros Group, Inc. has maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Willbros Group, Inc's consolidated balance sheets as of December 31, 2008 and 2007 and the related statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the two years in the period ended December 31, 2008, and our report dates February 25, 2009, except for Note 7, Note 9 - FSP No. APB 14-1, Note 11 - Table of principal components of deferred tax assets and liabilities, and Note 14, for which the date is October 15, 2009, and Note 1 - Restrospective Application of FSP No. APB 14-1 and SFAS No. 160 and Notes 13 and 16, for which the date is February 18, 2010.

/s/ GRANT THORNTON LLP
Houston, Texas
February 25, 2009

WILLBROS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$207,864	$92,886
Accounts receivable, net	189,968	251,746
Contract cost and recognized income not yet billed	64,499	49,233
Prepaid expenses	13,427	7,555
Parts and supplies inventories	3,367	2,902
Assets of discontinued operations	2,686	3,211
Total current assets	481,811	407,533
Property, plant and equipment, net	149,988	159,766
Goodwill	80,365	143,241
Other intangible assets, net	39,786	50,206
Deferred tax assets	30,104	7,769
Other assets	5,290	9,876
Total assets	$787,344	$778,391
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$9,688	$12,132
Notes payable and current portion of other long-term debt	1,090	1,040
Current portion of government obligations	6,575	8,075
Accounts payable and accrued liabilities	155,305	155,394
Contract billings in excess of cost and recognized income	18,289	22,868
Accrued income taxes	5,089	4,750
Liabilities of discontinued operations	609	978
Total current liabilities	196,645	205,237
Capital lease obligations	25,186	39,090
Long-term debt	84,550	89,282
Other long-term debt	-	34
Long-term portion of government obligations	13,150	24,225
Long-term liabilities for unrecognized tax benefits	6,232	6,612
Deferred tax liabilities	17,446	11,186
Total liabilities	343,209	375,666

Contingencies and commitments (Note 15)

Stockholders’ equity:
Class A preferred stock, par value $.01 per share,
1,000,000 shares authorized, none issued	-	-
Common stock, par value $.05 per share, 70,000,000 shares
authorized (70,000,000 at December 31, 2007) and 39,574,220
shares issued at December 31, 2008 (38,276,545 at
December 31, 2007)	1,978	1,913
Capital in excess of par value	595,640	571,827
Accumulated deficit	(142,611)	(186,243)
Treasury stock at cost, 387,719 shares at December 31, 2008
(222,839 at December 31, 2007)	(8,015)	(3,298)
Accumulated other comprehensive income (loss)	(4,436)	17,199
Total Willbros Group, Inc. stockholders’ equity	442,556	401,398
Noncontrolling interest	1,579	1,327
Total stockholder’s equity	444,135	402,725
Total liabilities and stockholders’ equity	$787,344	$778,391

See accompanying notes to consolidated financial statements.

WILLBROS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2008	2007	2006
Contract revenue	$1,912,704	$947,691	$543,259

Operating expenses:
Contract	1,650,156	845,743	496,271
Amortization of intangibles	10,420	794	-
General and administrative	120,031	68,071	58,054
Goodwill impairment	62,295	-	-
Government fines	-	22,000	-
	1,842,902	936,608	554,325
Operating income (loss)	69,802	11,083	(11,066)

Other income (expense):
Interest income	3,547	5,555	1,803
Interest expense	(12,579)	(11,610)	(13,623)
Other, net	7,883	(3,477)	569
Loss on early extinguishment of debt	-	(15,375)	-
	(1,149)	(24,907)	(11,251)
Income (loss) from continuing operations
before income taxes	68,653	(13,824)	(22,317)

Provision for income taxes	25,942	14,503	2,308
Income (loss) from continuing operations before noncontrolling interest	42,711	(28,327)	(24,625)
Less: Income attributable to noncontrolling interest	(1,836)	(2,210)	(1,036)
Income (loss) from continuing operations attributable to Willbros Group, Inc.	40,875	(30,537)	(25,661)
Income (loss) from discontinued operations net of provisions for income taxes	2,757	(21,414)	(83,402)
Net income (loss) attributable to Willbros Group, Inc.	$43,632	$(51,951)	$(109,063)

Basic income (loss) per share attributable to Company Shareholders:
Income (loss) from continuing operations	$1.07	$(1.04)	$(1.14)
Income (loss) from discontinued operations	0.07	(0.73)	(3.72)
Net income (loss)	$1.14	$(1.77)	$(4.86)

Diluted income (loss) per share attributable to Company Shareholders, as restated
Income (loss) from continuing operations	$1.05	$(1.04)	$(1.14)
Income (loss) from discontinued operations	0.07	(0.73)	(3.72)
Net Income (loss)	$1.12	$(1.77)	$(4.86)

Weighted average number of common
shares outstanding:
Basic	38,269,248	29,258,946	22,440,742
Diluted, as restated	38,764,167	29,258,946	22,440,742

See accompanying notes to consolidated financial statements.

WILLBROS GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)
(In thousands, except share and per share amounts)

	Common Stock							Accumulated Other		Total Stock- holders’
	Shares	Par Value	Capital in Excess of Par Value	Accumul- ated Deficit	Treasury Stock	Deferred Compen- sation	Notes Receivable for Stock Purchases	Compre- hensive Income (Loss)		Equity Willbros Group, Inc.	Non- controlling Interest	Total Stock- holders’ Equity

Balance, December 31, 2005	21,649,475	$1,082	$161,596	$(15,166)	$(1,163)	$(3,720)	$(231)	$2,836		$145,234	$-	$145,234
Impact of FSP No. APB 14-1 and SFAS No. 160 Adoptions	-	-	15,080	(3,694)	-	-	-	-		11,386	865	12,251
Balance, December 31, 2005, As Adjusted	21,649,475	1,082	176,676	(18,860)	(1,163)	(3,720)	(231)	2,836		156,620	865	157,485
Comprehensive income (loss):
Net income (loss)	-	-	-	(109,063)	-	-	-	-		(109,063)	1,036	(108,027)
Foreign currency translation adjustments	-	-	-	-	-	-	-	(476)		(476)	-	(476)

Total comprehensive loss	-	-	-	-	-	-	-	-		(109,539)	-	(108,503)

Discount amortization of convertible notes	-	-	1,366	-	-	-	-	-		1,366	-	1,366
Dividend distribution to noncontrolling interest	-	-	-	-	-	-	-	-		-	(765)	(765)
Stock-based compensation	-	-	3,520	-	-	3,720	-	-		7,240	-	7,240
Amortization of note discount	-	-	-	-	-	-	(12)	-		(12)	-	(12)
Stock received for note	-	-	-	-	(243)	-	243	-		-	-	-
Restricted stock grants	168,116	8	(8)	-	-	-	-	-		-	-	-
Vesting of restricted stock rights	12,125	1	(1)	-	-	-	-	-		-	-	-
Additions to treasury stock	-	-	-	-	(748)	-	-	-		(748)	-	(748)
Exercise of stock options	296,520	15	3,367	-	-	-	-	-		3,382	-	3,382
Net proceeds from private placement of public equity	3,722,360	186	48,562	-	-	-	-	-		48,748	-	48,748

Balance, December 31, 2006	25,848,596	1,292	233,482	(127,923)	(2,154)	-	-	2,360		107,057	1,136	108,193
Cumulative effect of adoption of FIN 48	-	-	-	(6,369)	-	-	-	-		(6,369)	-	(6,369)
Balance, December 31, 2006, As Adjusted	25,848,596	1,292	233,482	(134,292)	(2,154)	-	-	2,360		100,688	1,136	101,824
Comprehensive income (loss):
Net income (loss)	-	-	-	(51,951)	-	-	-	-		(51,951)	2,210	(49,741)
Realization of loss on sale of Nigeria assets and operations	-	-	-	-	-	-	-	3,773	(1)	3,773	-	3,773
Foreign currency translation adjustments	-	-	-	-	-	-	-	11,066		11,066	-	11,066

Total comprehensive loss	-	-	-	-	-	-	-	-		(37,112)	-	(34,902)

Discount amortization of convertible notes	-	-	1,265	-	-	-	-	-		1,265	-	1,265
Dividend distribution to noncontrolling interest	-	-	-	-	-	-	-	-		-	(2,019)	(2,019)
Stock-based compensation	-	-	4,087	-	-	-	-	-		4,087	-	4,087

WILLBROS GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)
(In thousands, except share and per share amounts)

	Common Stock								Accumulated Other	Total Stock- holders’
	Shares	Par Value	Capital in Excess of Par Value		Accumul-ated Deficit	Treasury Stock	Deferred Compen- sation	Notes Receivable for Stock Purchases	Compre- hensive Income (Loss)	Equity Willbros Group, Inc.	Non- controlling Interest	Total Stock- holders’ Equity

Restricted stock grants	384,077	19	(19)		-	-	-	-	-	-	-	-
Vesting of restricted stock rights	12,916	1	(1)		-	-	-	-	-	-	-	-
Additions to treasury stock, vesting restricted stock	-	-	-		-	(1,144)	-	-	-	(1,144)	-	(1,144)
Exercise of stock options	375,500	19	4,668		-	-	-	-	-	4,687	-	4,687
Public Offering	7,906,250	395	253,312		-	-	-	-	-	253,707	-	253,707
Stock issued on conversion of 6.5% senior convertible notes	2,987,582	149	50,362		-	-	-	-	-	50,511	-	50,511
Stock issued on conversion of 2.75% senior convertible notes	102,720	5	1,827		-	-	-	-	-	1,832	-	1,832
Exercise of warrants	21,429	1	407		-	-	-	-	-	408	-	408
Stock issued in connection with acquisition of InServ	637,475	32	22,468		-	-	-	-	-	22,500	-	22,500
Additional costs of private placement	-	-	(31	)(2)	-	-	-	-	-	(31)	-	(31)

Balance, December 31, 2007	38,276,545	1,913	571,827		(186,243)	(3,298)	-	-	17,199	401,398	1,327	402,725

Net income	-	-	-		43,632	-	-	-	-	43,632	1,836	45,468
Foreign currency translation adjustments	-	-	-		-	-	-	-	(21,635)	(21,635)	-	(21,635)

Total comprehensive loss	-	-	-		-	-	-	-	-	21,997	-	23,833

Discount amortization of convertible notes	-	-	1,122		-	-	-	-	-	1,122	-	1,122
Dividend distribution to noncontrolling interest	-	-	-		-	-	-	-	-	-	(1,584)	(1,584)
Stock-based compensation (excluding tax benefit)	-	-	11,652		-	-	-	-	-	11,652	-	11,652
Stock-based compensation tax benefit	-	-	2,691		-	-			-	2,691	-	2,691
Deferred restricted stock rights issuance	225,000	11	(11)							-	-	-
Restricted stock grants	552,159	28	(28)		-	-	-	-	-	-	-	-
Vesting of restricted stock rights	23,603	1	(1)		-	-	-	-	-	-	-	-
Additions to treasury stock, vesting and forfeitures of restricted stock	-	-	-		-	(4,717)	-	-	-	(4,717)	-	(4,717)
Exercise of stock options	53,000	3	681		-	-	-	-	-	684	-	684
Public Offering	-	-	(251)		-	-	-	-	-	(251)	-	(251)
Stock issued on conversion of 2.75% senior convertible notes	443,913	22	7,958		-	-	-	-	-	7,980	-	7,980

Balance, December 31, 2008	39,574,220	$1,978	$595,640		$(142,611)	$(8,015)	$-	$-	$(4,436)	$442,556	$1,579	$444,135
(1) Realization of previously recorded foreign currency translation adjustments associated with the Company’s Nigeria assets and operations.
(2) Private placement completed October 26, 2006.

See accompanying notes to consolidated financial statements.

WILLBROS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net income (loss) attributable to Willbros Group, Inc.	$43,632	$(51,951)	$(109,063)
Income (loss) attributable to noncontrolling interest	1,836	2,210	1,036
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Government fines	-	22,000	-
(Income) loss from discontinued operations	(2,757)	21,414	83,402
Depreciation and amortization	44,903	20,675	12,430
Goodwill Impairment	62,295	-	-
Amortization of debt issue costs	1,397	3,132	2,458
Amortization of deferred compensation	11,652	4,087	7,240
Amortization of discount on notes receivable for stock purchases	-	-	(12)
Loss on early extinguishment of debt	-	15,375	-
Gain on sales of property, plant and equipment	(7,081)	(835)	(3,914)
Provision for bad debts	2,403	387	517
Deferred income tax provision	(9,546)	535	(895)
Excess tax benefit	(2,691)	-	-
Non-cash interest expense	2,806	3,163	3,416
Equity in joint ventures	(105)	-	-
Changes in operating assets and liabilities:
Accounts receivable, net	48,291	(58,186)	(54,101)
Contract cost and recognized income not yet billed	(19,571)	(20,446)	(3,439)
Prepaid expenses	6,244	21,982	5,052
Parts and supplies inventories	(641)	(634)	603
Other assets	2,084	(2,174)	(3,123)
Accounts payable and accrued liabilities	7,009	1,050	38,917
Accrued income taxes	520	525	1,210
Long-term liability for unrecognized tax benefits	90	350	-
Contract billings in excess of cost and recognized income	(4,227)	(103)	13,602
Cash provided by (used in) operating activities of continuing operations	188,543	(17,444)	(4,664)
Cash provided by (used in) operating activities of discontinued operations	3,205	1,651	(97,923)
Cash provided by (used in) operating activities	191,748	(15,793)	(102,587)
Cash flows from investing activities:
Proceeds from the sale of discontinued operations, net	-	105,568	48,514
Proceeds from sales of property, plant and equipment	21,212	2,595	3,663
Rebates from purchases of property, plant and equipment	1,915	-	-
Purchases of property, plant and equipment	(35,185)	(26,094)	(11,373)
Acquisition of subsidiaries	333	(232,670)	-
Cash provided by (used in) investing activities of continuing operations	(11,725)	(150,601)	40,804
Cash used in investing activities of discontinued operations	-	-	(7,431)
Cash provided by (used in) investing activities	(11,725)	(150,601)	33,373
Cash flows from financing activities:
Proceeds from public offering of common stock, net	(251)	253,707	-
Proceeds from private placement of equity	-	(31)	48,748
Proceeds from exercise of stock options	684	4,687	3,382
Proceeds from issuance of 6.5% senior convertible notes	-	-	19,500
Proceeds from exercise of warrants	-	408	-
Payments on early extinguishment of debt	-	(12,993)	-
Deferred compensation tax benefit	2,691	-	-

WILLBROS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2008	2007	2006

Repayments of notes payable	(12,724)	(11,309)	(12,135)
Costs of debt issues	(166)	(2,426)	(6,306)
Acquisition of treasury stock	(4,717)	(1,144)	(748)
Payments on government fines	(12,575)	-	-
Payments on capital leases	(31,402)	(9,540)	(891)
Dividend distributed to noncontrolling interest	(1,584)	(2,019)	(765)
Cash provided by (used in) financing activities of continuing operations	(60,044)	219,340	50,785
Cash provided by (used in) financing activities of discontinued operations	-	-	-
Cash provided by (used in) financing activities	(60,044)	219,340	50,785
Effect of exchange rate changes on cash and cash equivalents	(5,001)	2,297	139
Cash provided by (used in) all activities	114,978	55,243	(18,290)
Cash and cash equivalents, beginning of period	92,886	37,643	55,933
Cash and cash equivalents, end of period	$207,864	$92,886	$37,643

Supplemental disclosures of cash flow information:
Cash paid for interest (including discontinued operations)	$8,355	$7,717	$7,590
Cash paid for income taxes (including discontinued operations)	$40,271	$10,368	$11,782

Supplemental non-cash investing and financing transactions:
Equipment and property obtained by capital leases	$17,863	$48,454	$12,108
Deferred government obligation payments (including discontinued operations)	$-	$32,300	$-
Common stock issued for conversion of 2.75% convertible senior notes	$8,643	$-	$-
Deposit applied to capital lease obligation	$1,432	$-	$-
Restricted stock issued associated with InServ acquisition	$-	$22,500	$-
Prepaid insurance obtained by note payable (including discontinued operations)	$12,754	$11,218	$10,620
Receivable obtained from sale of discontinued operations	$-	$-	$3,300
Settlement of officer note receivable for stock	$-	$-	$243

See accompanying notes to consolidated financial statements.

1.      Summary of Significant Accounting Policies

Company – Willbros Group, Inc. (“WGI”), a Republic of Panama corporation, and all of its majority-owned subsidiaries (the “Company”) is an independent international contractor serving the oil, gas, and power industries; governmental entities; and the refinery and petrochemical industries.  The Company’s principal markets for continuing operations are the United States, Canada and Oman. The Company obtains its work through competitive bidding and through negotiations with prospective clients.  Contract values may range from several thousand dollars to several hundred million dollars and contract durations range from a few weeks to more than a year.

The disclosures in the notes to the consolidated financial statements relate to continuing operations, except as otherwise indicated.

Basis of Presentation

Discontinuance of Operations and Asset Disposals – During 2006, the Company chose to exit the following businesses: Nigeria, Venezuela, and the TXP-4 Plant (collectively the “Discontinued Operations”), and accordingly these businesses are presented as discontinued operations in the preceding consolidated financial statements. The net assets and net liabilities related to the Discontinued Operations are shown on the Consolidated Balance Sheets as “Assets of discontinued operations” and “Liabilities of discontinued operations”, respectively. The results of the Discontinued Operations are shown on the Consolidated Statements of Operations as Income (Loss) from discontinued operations net of provision for income taxes” for all periods shown. For further discussion of Discontinued Operations, see Note 17 – Discontinuance of Operations, Asset Disposals and Transition Services Agreement.

Cash and cash equivalents – As of December 31, 2007, the Company had $2,575 of cash and cash equivalents committed to fund an escrow account related to the settlement in principle with the SEC. This escrow account was funded by the Company in January 2008.  This escrow account was closed in November of 2008 when the Company made its scheduled payments to the SEC and DOJ. See Note 8 – Government Obligations.

Principles of Consolidation – The consolidated financial statements of the Company include the accounts of WGI, all of its majority-owned subsidiaries and all of its wholly-controlled entities. Inter-company accounts and transactions are eliminated in consolidation. The ownership interest of noncontrolling participants in subsidiaries that are not wholly-owned (principally in Oman) is included as a separate component of equity. The noncontrolling participants’ share of the net income is included as income attributable to noncontrolling interest. Interests in the Company’s unconsolidated joint ventures are accounted for using the equity method in the Consolidated Balance Sheets.

Use of Estimates – The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States and include certain estimates and assumptions made by management of the Company in the preparation of the consolidated financial statements. These estimates and assumptions relate to the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expense during the period. Significant items subject to such estimates and assumptions include revenue recognition under the percentage-of-completion method of accounting, including estimates of progress toward completion and estimates of gross profit or loss accrual on contracts in progress; tax accruals and certain other accrued liabilities; quantification of amounts recorded for contingencies; valuation allowances for accounts receivable and deferred income tax assets and liabilities; and the carrying amount of parts and supplies, property, plant and equipment and goodwill.  The Company bases its estimates on historical experience and other assumptions that it believes relevant under the circumstances. Actual results could differ from these estimates.

Commitments and Contingencies – Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when management assesses that it is probable that a liability has been incurred and the amount can be reasonably estimated. Recoveries of costs from third parties, which management assesses as being probable of realization, are separately recorded as assets in other assets. Legal costs incurred in connection with matters relating to contingencies are expensed in the period incurred.  See Note 15 – Contingencies, Commitments and Other Circumstances for further discussion of the Company’s commitments and contingencies.

1.      Summary of Significant Accounting Policies (continued)

Accounts Receivable – Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the probable amount of credit losses in the Company’s existing accounts receivable. A considerable amount of judgment is required in assessing the realization of receivables. Relevant assessment factors include the creditworthiness of the customers and prior collection history. Balances over 90 days past due and over a specified minimum amount are reviewed individually for collectability. Account balances are charged off against the allowance after all reasonable means of collection are exhausted and the potential for recovery is considered remote. The allowance requirements are based on the most current facts available and are re-evaluated and adjusted on a regular basis and as additional information is received.

Inventories – Inventories, consisting primarily of parts and supplies, are stated at the lower of actual cost or market.  Parts and supplies are evaluated at least annually and adjusted for excess and obsolescence.  No excess or obsolescence allowances existed at December 31, 2008 or 2007.

Property, Plant and Equipment – Property, plant and equipment is stated at cost. Depreciation, including amortization of capital leases, is provided on the straight-line method using estimated lives as follows:

Construction equipment	4-6 years

Marine equipment	10 years

Transportation equipment	3-4 years

Buildings	20 years

Furniture and equipment	3-10 years

Assets held under capital leases and leasehold improvements are amortized on a straight-line basis. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in other, net in the Consolidated Statements of Operations for the period. Normal repair and maintenance costs are charged to expense as incurred.  Significant renewals and betterments are capitalized. Long-lived assets are reviewed for impairment annually and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the fair value of the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Goodwill and Other Intangible Assets – The Company applies the Statements of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS No. 141”) and Statements of Financial Accounting Standards No. 142, “Accounting for Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 141 requires the use of the purchase accounting method for business combinations and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 142 stipulates a non-amortization approach to account for purchased goodwill and certain intangible assets with indefinite useful lives. It also requires at least an annual impairment test by applying a fair-value-based test. Intangible assets with finite lives continue to be amortized over their useful lives. The useful life of an intangible asset to an entity is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of that entity.

Goodwill - Goodwill represents the excess of purchase price over fair value of net assets acquired. The Company performs an annual test for impairment during the fourth quarter of each fiscal year and more frequently if an event or circumstance indicates that impairment may have occurred. The Company performs its required annual impairment test for goodwill using a discounted cash flow analysis supported by comparative market multiples to determine the fair values of its businesses versus their book values. When a possible impairment for an operating segment is indicated, the implied fair value of goodwill is tested by comparing the carrying amount of net assets of the operating segment excluding goodwill to the total fair value. When the carrying amount of goodwill exceeds its implied fair value, an impairment charge is recorded. Sustained adverse conditions in the equity market, which negatively impacted market capitalization of almost all public companies, including our own, led to a goodwill impairment charge totaling $62,295 for our Downstream Oil & Gas segment. This in turn regarded as an indicator of an adverse change in the business climate. The Company will continue to monitor the carrying value of its goodwill.  The principal factors used in the discounted cash flow analysis requiring judgment are the projected results of operations, weighted average cost of capital (WACC), and terminal value assumptions. The WACC takes into account the relative weights of each component of the Company’s consolidated capital structure (equity and debt) and represents the expected cost of new capital adjusted as appropriate to consider lower risk profiles associated with longer term contracts and barriers to market entry. The terminal value assumptions are applied to the final year of the discounted cash flow model.  Due to the many variables inherent in the estimation of a business’s fair value and the relative size of the Company’s recorded goodwill, differences in assumptions may have a material effect on the results of the Company’s impairment analysis.

1. Summary of Significant Accounting Policies (continued)

Other intangible assets – The Company does not have any other intangible assets with indefinite useful lives. The Company does have other intangible assets with finite lives. These other intangible assets consist of customer relationships and backlog recorded in connection with the acquisition of InServ in November 2007. The value of existing customer relationships was recorded at the estimated fair value determined by using a discounted cash flow method.  Such acquired customer relationships have a finite useful life and will therefore be amortized over the estimated useful life of the relationships. Additionally, the Company was able to assign value to backlog purchased in the acquisition. The existing backlog at the time of the acquisition was recorded at its fair value and is being amortized over the useful life of the contracts. See Note 6 – Goodwill and Other Intangibles Assets.

Revenue – A number of factors relating to the Company’s business affect the recognition of contract revenue. The Company typically structures contracts as unit-price, time and materials, fixed-price or cost plus fixed fee. The Company believes that its operating results should be evaluated over a time horizon during which major contracts in progress are completed and change orders, extra work, variations in the scope of work and cost recoveries and other claims are negotiated and realized. Revenue from unit-price and time and materials contracts is recognized as earned.

Revenue for fixed-price and cost plus fixed fee contracts is recognized using the percentage-of-completion method. Under this method, estimated contract income and resulting revenue is generally accrued based on costs incurred to date as a percentage of total estimated costs, taking into consideration physical completion. Total estimated costs, and thus contract income, are impacted by changes in productivity, scheduling, the unit cost of labor, subcontracts, materials and equipment. Additionally, external factors such as weather, client needs, client delays in providing permits and approvals, labor availability, governmental regulation and politics may affect the progress of a project's completion and thus the timing of revenue recognition. Certain fixed-price and cost plus fixed fee contracts include, or are amended to include, incentive bonus amounts, contingent on the Company accomplishing a stated milestone. Revenue attributable to incentive bonus amounts is recognized when the risk and uncertainty surrounding the achievement of the milestone have been removed. The Company does not recognize income on a fixed-price contract until the contract is approximately five to ten percent complete, depending upon the nature of the contract. If a current estimate of total contract cost indicates a loss on a contract, the projected loss is recognized in full when determined.

The Company considers unapproved change orders to be contract variations on which the Company has customer approval for scope change, but not for price associated with that scope change.  Costs associated with unapproved change orders are included in the estimated cost to complete the contracts and are expensed as incurred. The Company recognizes revenue equal to cost incurred on unapproved change orders when realization of price approval is probable and the estimated amount is equal to or greater than the Company’s cost related to the unapproved change order.  Revenue recognized on unapproved change orders is included in contract costs and recognized income not yet billed on the balance sheet. Revenue recognized on unapproved change orders is subject to adjustment in subsequent periods to reflect the changes in estimates or final agreements with customers.

The Company considers claims to be amounts the Company seeks or will seek to collect from customers or others for customer-caused changes in contract specifications or design, or other customer-related causes of unanticipated additional contract costs on which there is no agreement with customers on both scope and price changes. Revenue from claims is recognized when agreement is reached with customers as to the value of the claims, which in some instances may not occur until after completion of work under the contract.  Costs associated with claims are included in the estimated costs to complete the contracts and are expensed when incurred.

1. Summary of Significant Accounting Policies (continued)

Depreciation –The Company depreciates assets based on their estimated useful lives at the time of acquisition using the straight-line method.  Effective for the fiscal year ended December 31, 2007, depreciation and amortization related to operating activities is included in contract costs; and depreciation and amortization related to general and administrative activities is included in general and administrative (“G&A”) expense in the Consolidated Statements of Operations. Contract costs and G&A expenses are included within operating expenses in the Consolidated Statements of Operations. The Company has previously reported depreciation and amortization as a separate line item in the Consolidated Statements of Operations.  This change in presentation was made to bring the Company’s presentation of financial results in line with its peers and provide greater comparability of its results within the industry.  This change in presentation had no impact on current or historical reported profitability.

Income Taxes – The Company accounts for income taxes in accordance with Statements of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”).  This standard takes into account the differences between financial statement treatment and tax treatment of certain transactions.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates is recognized as income or expense in the period that includes the enactment date.  The provision or benefit for income taxes and the annual effective tax rate are impacted by income taxes in certain countries (in Discontinued Operations) being computed based on a deemed profit rather than on taxable income and tax holidays on certain international projects.  The Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement 109” (“FIN 48”) on January 1, 2007.  FIN 48 establishes a single model to address accounting for uncertain tax positions. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on de-recognition, measurement classification, interest and penalties, accounting in interim periods, disclosure, and transition.  The Company, or one of its subsidiaries, files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. income tax examination by tax authorities for years before 2004 and no longer subject to Canadian income tax for years before 2001 or in Oman for years before 2006.

Retirement Plans and Benefits – The Company has a voluntary defined contribution retirement plan for U.S. based employees that is qualified, and is contributory on the part of the employees, and a voluntary savings plan for certain international employees that is non-qualified, and is contributory on the part of the employees.

Stock-Based Compensation – Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS No. 123R”), using the modified prospective application method. Under this method, compensation cost resulting from all share-based payment transactions is recognized in the financial statements.  This Statement establishes the fair value method for measurement and requires all entities to apply this fair value method in accounting for share-based payment transactions. The amount of compensation cost is measured based on the grant-date fair value of the instrument issued and is recognized over the vesting period.  The Company uses the Black-Scholes valuation method to determine the fair value of stock options granted as of the grant date.  Share-based compensation related to restricted stock and restricted stock rights, also described collectively as restricted stock units (“RSU’s”), is recorded based on the Company’s stock price as of the grant date.  Awards granted are expensed ratably over the vesting period of the award, unless retirement age is reached in which case the expense is accelerated.

Foreign Currency Translation – All significant monetary asset and liability accounts denominated in currencies other than United States dollars are translated into United States dollars at current exchange rates.  Translation adjustments are accumulated in other comprehensive income (loss). Non-monetary assets and liabilities in highly inflationary economies are translated into United States dollars at historical exchange rates. Revenue and expense accounts are converted at prevailing rates throughout the year.

1. Summary of Significant Accounting Policies (continued)

Gains or losses on foreign currency transactions and translation adjustments in highly inflationary economies are recorded in income in the period in which they are incurred.

Concentration of Credit Risk – The Company has a concentration of customers in the oil, gas, power and refinery industries which expose the Company to a concentration of credit risk within a single industry. The Company seeks to obtain advance and progress payments for contract work performed on major contracts. Receivables are generally not collateralized. The allowance for doubtful accounts was $1,551 and $1,108 at December 31, 2008 and 2007, respectively. As of December 31, 2008, $51,844 of our cash and cash equivalents (24.9 percent) were in federally insured bank accounts.

Fair Value of Financial Instruments – The carrying value of financial instruments does not materially differ from fair value.

Income (Loss) per Common Share – Basic income (loss) per share is calculated by dividing net income (loss), less any preferred dividend requirements, by the weighted-average number of common shares outstanding during the year. Diluted income (loss) per share is calculated by including the weighted-average number of all potentially dilutive common shares with the weighted-average number of common shares outstanding. Shares of common stock underlying the Company’s convertible notes are included in the calculation of diluted income per share using the “if-converted” method. Therefore, the numerator for diluted income per share is calculated excluding the after-tax interest expense associated with the convertible notes since these notes are treated as if converted into common stock.

Derivative Financial Instruments – The Company may use derivative financial instruments such as forward contracts, options or other financial instruments as hedges to mitigate non-U.S. currency exchange risk when the Company is unable to match non-U.S. currency revenue with expense in the same currency. The Company had no derivative financial instruments as of December 31, 2008 or 2007.

Cash Equivalents – The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Cash Flows from Investing Activities – The proceeds from sale of discontinued operations for the year ended December 31, 2006 includes $16,532 of non-refundable payments to be applied to the sale of Nigeria assets and operations.

Recently Issued Accounting Standards – SFAS No. 141-R - In December 2007, the Financial Accounting Standards Board (“FASB”) released Statements of Financial Accounting Standards No. 141-R, “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, which are business combinations in the year ending December 31, 2009 for the Company. Early adoption is prohibited. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest and the goodwill acquired. Additionally, transaction costs that are capitalized under current accounting guidance will be required to be expensed as incurred under SFAS No. 141R. SFAS No. 141R also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination.  The provisions of SFAS 141R will impact the Company if it is a party to a business combination after the pronouncement is adopted.

SFAS No. 157 - In September 2006, the FASB issued Statements of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements and is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. On January 1, 2008, the Company adopted the provisions of SFAS No. 157 related to financial assets and liabilities and to non-financial assets and liabilities measured at fair value on a recurring basis. The adoption of this accounting pronouncement did not result in a material impact to the consolidated financial statements.  In February 2008, the FASB issued FASB Staff Position (“FSP”) Financial Accounting Standard 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13”, which removes certain leasing transactions from the scope of SFAS No. 157, and FSP Financial Accounting Standard 157-2, “Effective Date of FASB Statement No. 157”, which defers the effective date of SFAS No. 157 for one year for certain non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis.  In October 2008, the FASB also issued FSP SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” which clarifies the application of SFAS No. 157 in an inactive market and illustrates how an entity would determine fair value when the market for a financial asset is not active. Beginning January 1, 2009, the Company will adopt the provisions for non-financial assets and non-financial liabilities that are not required or permitted to be measured at fair value on a recurring basis, which include those measured at fair value in goodwill impairment testing, indefinite-lived intangible assets measured at fair value for impairment assessment, non-financial long-lived assets measured at fair value for impairment assessment, asset retirement obligations initially measured at fair value, and those initially measured at fair value in a business combination. The Company is currently assessing the impact the adoption of this pronouncement will have on its financial statements. The Company does not expect the provisions of SFAS No. 157 related to these items to have a material impact on its consolidated financial statements.

1.  Summary of Significant Accounting Policies (continued)

SFAS No. 159 - In February 2007, the FASB released Statements of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which is effective for fiscal years beginning after November 15, 2007. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  SFAS No. 159 is effective for the Company’s fiscal year ending December 31, 2008. The Company did not elect to use the fair value option for any financial assets and financial liabilities that are not currently recorded at fair value.

FSP No. FAS 142-3 - In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets.”  This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”).  The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142, the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R and other U.S. generally accepted accounting principles.  This statement is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years.  Early adoption is prohibited. The Company does not expect the adoption of the FSP to have a material impact on its consolidated financial statements.

Retrospective Application of FSP No. APB 14-1 and SFAS No. 160

The Company adopted the provisions of FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP No. APB 14-1”) and Statement of Financial Accounting Standards No. 160, “Non-controlling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“SFAS No. 160”), effective January 1, 2009.  FSP No. APB 14-1 required retrospective application for all periods that the Company’s convertible notes were outstanding and SFAS No. 160 required retrospective application for all periods presented.

FSP No. APB 14-1 requires the Company to separately account for the debt and equity components of its 2.75% Senior Convertible Notes (“2.75% Notes”) and 6.5% Convertible Senior Notes (“6.5% Notes”) in a manner that reflects their nonconvertible debt borrowing rate at the time of issuance. Therefore, the Company estimated the fair value, as of the date of issuance, of its 2.75% Notes and 6.5% Notes as if the instruments were issued without the conversion option feature.  The difference between the fair value and the principal amounts of the instruments was $24,725.  This amount was retrospectively recorded as a debt discount and as a component of equity. The discounts are being amortized over seven and five year periods for the 2.75% Notes and 6.5% Notes, respectively, which resulted in additional non-cash interest expense in historical and future periods.  The Company’s cash obligations have not changed as a result of the adoption of this standard.

SFAS No. 160 requires expanded disclosures that clearly identify and distinguish between the interests of the Company’s owners and the interests of the noncontrolling owners (previously referred to as minority interests) of a subsidiary.  Upon adoption, the presentation and disclosure requirements of SFAS No. 160 were applied retrospectively for all periods presented in which the noncontrolling interest was reclassified to equity and consolidated net income was adjusted to include net income attributable to the noncontrolling interest (previously the noncontrolling interest was included in accounts payable and accrued liabilities and contract cost).

1.  Summary of Significant Accounting Policies (continued)

The following table sets forth the effects of the retrospective application of FSP No. APB 14-1 and SFAS No. 160 on previously reported line items.

Consolidated Statements of Operations

	Year Ended December 31,
	2008		2007		2006
	Originally	As	Originally	As	Originally	As
	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted

Contract cost	$1,651,822	$1,650,156	$847,918	$845,743	$497,236	$496,271

Interest expense	(9,894)	(12,579)	(8,658)	(11,610)	(10,068)	(13,623)

Net income (loss)	46,487	45,468	(48,964)	(49,741)	(105,437)	(108,027)
Net income attributable to noncontrolling interest	-	(1,836)	-	(2,210)	-	(1,036)
Net income (loss) attributable to Company	46,487	43,632	(48,964)	(51,951)	(105,437)	(109,063)

Basic income (loss) per share	$1.21	-	$(1.67)	-	$(4.70)	-
Basic income (loss) per share to Company shareholders	-	$1.14	-	$(1.77)	-	$(4.86)

Dilutive income (loss) per share	$1.17	-	$(1.67)	-	$(4.70)	-
Dilutive income (loss) per share to Company shareholders	-	$1.12 (1)	-	$(1.77)	-	$(4.86)

(1) In adopting the provisions of FASB Staff Position No. APB 14-1, the Company incorrectly presented 4,971,792 shares associated with convertible debt in its diluted earnings per share calculation for the year ended December 31, 2008 and 5,318,146 for the three months ended December 31, 2007. The additional imputed interest expense incurred in connection with the adoption of APB 14-1 caused interest per convertible share to exceed basic earnings per share in each period, thus causing the convertible debt to be anti-dilutive. This resulted in diluted earnings per share decreasing from $1.17 to $1.12 for the year ended December 31, 2009 and from $0.16 to $0.15 for the three months ended December 31, 2007. Additionally, diluted shares decreased from 43,735,959 to 38,764,167 for the year ended December 31, 2008 and from 38,367,467 to 35,328,203 for the three months ended December 31, 2007. This Form 8-K/A amends the Form 8-K filed on December 18, 2009.

Consolidated Balance Sheets

	December 31, 2008		December 31, 2007
	Originally	As	Originally	As
	Reported	Adjusted	Reported	Adjusted

Other Assets	$6,191	$5,290	$10,898	$9,876
Accounts payable and accrued liabilities	156,335	155,305	156,342	155,394
2.75% convertible senior notes	59,357	53,652	68,000	58,891
6.5% senior convertible notes	32,050	30,898	32,050	30,391
Deferred tax liability	14,703	17,446	6,879	11,186
Additional paid-in capital	579,577	595,640	556,223	571,827
Accumulated deficit	(129,449)	(142,611)	(175,936)	(186,243)

Reclassification – Certain reclassifications have been made to prior year balances to conform to current year presentations.

2.	Acquisitions

Integrated Service Company LLC

Effective November 20, 2007, the Company acquired all the issued and outstanding equity interests of Integrated Service Company LLC (“InServ”), an Oklahoma limited liability company. Headquartered in Tulsa, Oklahoma, InServ is a fully integrated solutions provider of turnaround, maintenance and capital projects for the hydrocarbon processing and petrochemical industries. InServ’s core competencies include: providing turnkey project services through program management and engineering; procurement; and construction (“EPC”) project services; overhauling fluid catalytic cracking units, the main gasoline producing units in refineries, which run continuously for three to five years between shutdowns; overhauling process units, installing refractory, specialty welding and piping projects and erecting or modifying process heaters in the plants; building, modifying or repairing oil storage tanks, typically located at pipeline terminals and refineries; and manufacturing process heaters, heater coils, alloy piping, specialty components and other equipment for installation in oil refineries.

In connection with the closing, the Company paid approximately $208,925 in satisfaction of the cash portion of the purchase price, consisting of $202,500, less approximately $1,511 for shareholder loans, which were deemed paid at closing, plus approximately $7,936, representing the estimated working capital adjustment. The working capital adjustment was finalized in 2008 at $6,880. The Company paid additional consideration consisting of 637,475 shares of Willbros Group, Inc. common stock having a value of $22,500. In accordance with the acquisition agreement, these shares: (1) were issued under SEC Rule 506 of Regulation D and are restricted as such; (2) will not be registered; and (3) may not be sold for a period of one year after the closing date of the acquisition, and thereafter may only be sold in accordance with applicable securities laws. A total of $20,000 of the cash portion of the purchase price was placed into escrow for a period of eighteen months and is released from escrow in one-third increments on each of the six-month, twelve-month and eighteen-month anniversaries of the closing date. The escrowed cash secures performance of the sellers’ obligations under the definitive agreement, including working capital adjustments and indemnification obligations for breaches of the sellers’ representations, warranties and covenants included in the definitive agreement. The Company released the six-month and twelve-month escrow payments during 2008.

The total purchase price amount was $233,180 consisting of $231,425 in purchase price and approximately $660 in transaction costs and $1,095 related to post closing adjustments and the settlement of the working capital adjustment. Goodwill related to this transaction will be deductible for tax purposes in the United States.

A summary of the purchase price allocation is as follows:

Current assets	$63,524
Property, plant and equipment	18,498
Goodwill	131,518
Other intangible assets	51,000
Other non-current assets	175
Current liabilities	(31,535)
Net assets acquired	$233,180

InServ Related Party Transaction

In early 2007, InServ retained Growth Capital Partners, L.P., an investment banking firm, to assist InServ with the possible sale of the company. John T. McNabb, II, the Company’s Chairman of the Board of Directors, is the founder and Chairman of the Board of Directors of Growth Capital Partners, which received a customary fee from InServ upon the sale of InServ. Mr. McNabb and Randy R. Harl, the Company’s President and Chief Executive Officer and one of the Company’s directors, served on the InServ Board of Directors from 2005 until September 18, 2007. Messrs. McNabb and Harl resigned from the Board of Directors of InServ prior to the commencement of discussions between the Company and InServ with respect to the possible acquisition of InServ and Mr. McNabb recused himself from providing any further advice to InServ as a principal of Growth Capital Partners. Messrs McNabb and Harl each owned 3,000 shares of InServ, or individually less than 0.4 percent of the outstanding equity interests of InServ. The Company formed a special committee of the Board of Directors, consisting of all of the independent directors other than Mr. McNabb, to consider, evaluate and approve the acquisition of InServ. In addition, the special committee obtained an opinion dated October 30, 2007 from a nationally recognized investment banking and valuation firm that the consideration to be paid by the Company in the proposed acquisition was fair to the Company, from a financial point of view.

2.	Acquisitions (continued)

Midwest Management (1987) Ltd.

Effective July 1, 2007, the Company acquired the assets and operations of Midwest Management (1987) Ltd. (“Midwest”) pursuant to a Share Purchase Agreement. Midwest provides pipeline construction, rehabilitation and maintenance, water crossing installations or replacements, and facilities fabrication to the oil and gas industry, predominantly in western Canada.

The total purchase price amount was $23,724, consisting of $22,230 in purchase price and approximately $1,494 in transaction costs. Goodwill related to this transaction will not be deductible for tax purposes in Canada.

A summary of the purchase price allocation is as follows:

Current assets	$7,610
Property, plant and equipment	18,258
Goodwill	5,304
Current liabilities	(3,692)
Deferred income tax liability	(3,756)
Net assets acquired	$23,724

3.	Accounts Receivable

Accounts receivable, net as of December 31, 2008 and 2007 is comprised of the following:

	December 31,
	2008	2007

Trade	$153,773	$185,140
Unbilled revenue	22,675	37,871
Contract retention	13,573	26,094
Other receivables	1,498	3,749
Total accounts receivable	191,519	252,854
Less: allowance for doubtful accounts	(1,551)	(1,108)
Total accounts receivable, net	$189,968	$251,746

The Company expects all accounts receivable to be collected within one year. The provision (credit) for bad debts included in G&A expenses in the Consolidated Statements of Operations was $2,403, $387 and $517 for the years ended December 31, 2008, 2007 and 2006, respectively.

4.	Contracts in Progress

Contract cost and recognized income not yet billed on uncompleted contracts arise when recorded revenues for a contract exceed the amounts billed under the terms of the contracts. Contract billings in excess of cost and recognized income arise when billed amounts exceed revenues recorded. Amounts are billable to customers upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of the contract. Also included in contract cost and recognized income not yet billed on uncompleted contracts are amounts the Company seeks to collect from customers for change orders approved in scope but not for price associated with that scope change (unapproved change orders). Revenue for these amounts is recorded equal to the lesser of the expected revenue or cost incurred when realization of price approval is probable. Estimating revenues from unapproved change orders involve the use of estimates, and it is reasonably possible that revisions to the estimated recoverable amounts of recorded unapproved change orders may be made in the near-term. If the Company does not successfully resolve these matters, a reduction in revenues may be required to amounts that have been previously recorded.

4.	Contracts in Progress (continued)

Contract cost and recognized income not yet billed and related amounts billed as of December 31, 2008 and 2007 were as follows:

	December 31,
	2008	2007

Cost incurred on contracts in progress	$1,576,037	$720,799
Recognized income	180,830	74,228
	1,756,867	795,027
Progress billings and advance payments	(1,710,657)	(768,662)
	$46,210	$26,365

Contract cost and recognized income not yet billed	$64,499	$49,233
Contract billings in excess of cost and recognized income	(18,289)	(22,868)
	$46,210	$26,365

Contract cost and recognized income not yet billed includes $218 and $86 at December 31, 2008 and 2007, respectively, on completed contracts.

5.	Property, Plant and Equipment

Property, plant and equipment, which are used to secure debt or are subject to lien, at cost, as of December 31, 2008 and 2007 were as follows:

	December 31,
	2008	2007

Construction equipment	$146,922	$133,853
Land and buildings	30,413	44,764
Furniture and equipment	37,991	34,475
Transportation equipment	34,984	28,207
Leasehold improvements	14,861	15,634
Aircraft	6,591	-
Marine equipment	142	101
	271,904	257,034
Less: accumulated depreciation	(121,916)	(97,268)
	$149,988	$159,766

6.	Goodwill and Other Intangible Assets

	Upstream Oil & Gas	Downstream Oil & Gas	Consolidated
Balance as of December 31, 2007	$12,818	$130,423	$143,241
Purchase Price Adjustments	(581)	1,095	514
Translation adjustments and other	(1,095)	-	(1,095)
Impairment charge	-	(62,295)	(62,295)
Balance as of December 31, 2008	$11,142	$69,223	$80,365

6.	Goodwill and Other Intangible Assets (continued)

The Company performs an annual impairment test of goodwill during the fourth quarter each year. Goodwill and other purchased intangible assets are included in the identifiable assets of the segment to which they have been assigned. Impairment tests are performed at least annually and more often as circumstances require. Any goodwill impairment, as well as the amortization of other purchased intangible assets, is charged against the respective segment’s operating income. The annual impairment test for all segments was performed in the fourth quarter of 2008. In performing the goodwill impairment tests, the Company uses a discounted cash flow approach corroborated by comparative market multiples to determine the fair value of its businesses. After conducting its 2008 test, the Company determined that goodwill at Downstream Oil & Gas was impaired by $62,295. The goodwill impairment charge was primarily driven by sustained adverse conditions in the equity markets, which negatively impacted the market capitalization of almost all public companies, including our own, and is in turn regarded as an indicator of an adverse change in the business climate.

The Company’s other intangible assets as of December 31, 2008 were as follows:

	December 31, 2008
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted- Average Remaining Amortization Period
Customer relationships	$40,500	$3,631	$36,869	11.0 yrs
Backlog	10,500	7,583	2,917	0.4 yrs
Total amortizable intangible assets	$51,000	$11,214	$39,786

Intangible assets are amortized on a straight-line basis over their estimated remaining useful lives, which range from 0.4 to 11.0 years.

Amortization expense included in operating expense for the years ended December 31, 2008 and 2007 was $10,420 and $794, respectively. Estimated amortization expense for each of the subsequent five years and thereafter is as follows:

Fiscal year:
2009	$6,268
2010	3,352
2011	3,352
2012	3,352
2013	3,352
Thereafter	20,110
Total amortization	$39,786

7.	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities as of December 31, 2008 and 2007 were as follows:

	December 31,
	2008	2007

Trade accounts payable	$110,353	$125,582
Payroll and payroll liabilities	36,040	21,307
Provision for loss contract costs	-	1,689
Other accrued liabilities	8,912	6,816
	$155,305	$155,394

8.	Government Obligations

Government obligations represent amounts due to government entities, specifically the United States Department of Justice (“DOJ”) and the SEC, in final settlement of the investigations involving violations of the Foreign Corrupt Practices Act (the “FCPA”) and violations of the Securities Act of 1933 and the Securities Exchange Act of 1934. These investigations stem primarily from the Company’s former operations in Bolivia, Ecuador and Nigeria. In May 2008, the Company reached final agreements with the DOJ and the SEC to settle their investigations. As previously disclosed, the agreements provided for an aggregate payment of $32,300. The Company will pay $22,000 in fines to the DOJ related to the FCPA violations, consisting of $10,000 paid on signing and $4,000 annually for three years thereafter, with no interest due on unpaid amounts. The Company will pay $10,300 to the SEC, consisting of $8,900 of profit disgorgement and $1,400 of pre-judgment interest, payable in four equal installments of $2,575 with the first installment paid on signing and annually for three years thereafter. Post-judgment interest will be payable on the outstanding $7,725.

During the twelve months ended December 31, 2008, $12,575 of the aggregate obligation was satisfied, which consisted of the initial $10,000 payment to the DOJ and the first installment of $2,575 to the SEC, inclusive of all pre-judgment interest.

The remaining aggregate obligation of $19,725 has been classified on the Consolidated Balance Sheets as $6,575 in “Current portion of government obligations” and $13,150 in “Long-term portion of government obligations.” This division is based on payment terms that provide for three remaining equal installments of $2,575 and $4,000 to the SEC and DOJ, respectively.

9.	Long-term Debt

Long-term debt as of December 31, 2008 and 2007 was as follows:

	December 31,
	2008	2007

2.75% convertible senior notes	$53,652	$58,891
6.5% senior convertible notes	30,898	30,391
Capital lease obligations	34,874	51,222
Other obligations	27	99
2007 Credit Facility	-	-
Total long-term debt	119,451	140,603
Less: current portion	(9,715)	(12,197)
Long-term debt, net	$109,736	$128,406

2007 Credit Facility

On November 20, 2007, the Company entered into a credit agreement (the “Credit Agreement”), among Willbros USA, Inc., a subsidiary of the Company (“WUSA”), as borrower, the Company and certain of its subsidiaries as guarantors (collectively, the “Loan Parties”), and a group of lenders (the “Lenders”) led by Calyon New York Branch (“Calyon”).  The Credit Agreement provides for a three-year senior secured $150,000 revolving credit facility due November 2010 (the “2007 Credit Facility”).  The Company has the option, subject to obtaining commitments from one or more lenders and Calyon’s consent, to increase the size of the 2007 Credit Facility to $200,000 within the first two years of the closing date of the 2007 Credit Facility. The Company does not anticipate requesting this increase in 2009. The Company is able to utilize 100 percent of the 2007 Credit Facility to obtain performance letters of credit and 33.3 percent of the facility for cash advances for general corporate purposes and financial letters of credit. The 2007 Credit Facility is secured by substantially all of the assets of the Loan Parties, as well as a pledge of 100 percent of the equity interests of WUSA and each of the Company’s other material subsidiaries.

Fees payable under the 2007 Credit Facility include: (1) an excess facility fee at a rate per annum equal to 0.50 percent of the unused 2007 Credit Facility capacity, payable quarterly in arrears; (2) a commission on the face amount of all outstanding performance letters of credit equal to the applicable margin then in effect for performance letters of credit, payable quarterly in arrears; (3) a commission on the face amount of all outstanding financial letters of credit equal to the applicable LIBOR margin then in effect, payable quarterly in arrears; and (4) a letter of credit fee equal to 0.125 percent per annum of aggregate commitments. Interest on any cash borrowings is payable quarterly in arrears at a floating rate based on the base rate (as defined in the Credit Agreement) or, at the Company’s option, at a rate equal to the one-, two-, three-, or six-month Eurodollar rate (LIBOR) plus, in each case, an applicable margin as determined using a performance-based grid described in the Credit Agreement. The Credit Agreement includes customary affirmative and negative covenants, including: certain financial covenants described below; limitations on capital expenditures triggered by liquidity levels lower than $35,000; limitations on foreign cash investments, total indebtedness, and liens; and limitations on certain asset sales and dispositions as well as certain acquisitions and asset purchases.

9.	Long-term Debt (continued)

A default under the Credit Agreement may be triggered by events such as a failure to comply with financial covenants or other covenants under the Credit Agreement, a failure to make payments when due under the Credit Agreement, a failure to make payments when due in respect of or a failure to perform obligations relating to debt obligations in excess of $5,000, a change of control of the Company or certain insolvency proceedings. A default under the Credit Agreement would permit Calyon and the lenders to restrict the Company’s ability to further access the 2007 Credit Facility for cash advances or letters of credit, require the immediate repayment of any outstanding cash advances with interest and require the cash collateralization of outstanding letter of credit obligations.  Unamortized debt issue costs associated with the creation of the 2007 Credit Facility total $960 and $1,302 and are included in other assets at December 31, 2008 and December 31, 2007, respectively.  These costs are being amortized to interest expense over the three-year term of the Credit Facility ending November 2010.

The 2007 Credit Facility also includes financial covenants relating to maintenance of the following:

•
A minimum net worth in an amount of not less than the sum of $201,279 plus 50 percent of consolidated net income earned in each fiscal quarter ended after December 31, 2008 plus adjustments for certain equity transactions;

•	A maximum leverage ratio of 2.25 to 1.00 for the fiscal quarters ending December 31, 2008 and a maximum leverage ratio of 2.00 to 1.00 for each fiscal quarter ending after December 31, 2008;

•
A minimum fixed charge coverage ratio of not less than 3.25 to 1.00 for the fiscal quarter ending December 31, 2008 and a fixed charge coverage ratio of not less than 3.50 to 1.00 for each fiscal quarter thereafter;

•
If the Company’s liquidity during any fiscal quarter falls below $35,000, a maximum capital expenditure ratio of 1.50 to 1.00 (cost of assets added through purchase or capital lease) for such fiscal quarter and for each of the three quarters thereafter.

If these covenants are violated, it would be considered an event of default entitling the lenders to terminate the remaining commitment, call all outstanding letters of credit, and accelerate payment of any principal and interest outstanding.  At December 31, 2008, the Company was in compliance with all of these covenants.

As of December 31, 2008, there were no borrowings outstanding under the 2007 Credit Facility and there were $8,010 in outstanding letters of credit consisting of $7,887 issued for projects in continuing operations and $123 issued for projects related to Discontinued Operations.

6.5% Senior Convertible Notes

On December 22, 2005, the Company entered into a purchase agreement (the “Purchase Agreement”) for a private placement of $65,000 aggregate principal amount of its 6.5% Senior Convertible Notes due 2012 (the “6.5% Notes”). The private placement closed on December 23, 2005. During the first quarter of 2006, the initial purchasers of the 6.5% Notes exercised their options to purchase an additional $19,500 aggregate principal amount of the 6.5% Notes. Collectively, the primary offering and the purchase option of the 6.5% Notes total $84,500. The net proceeds of the offering were used to retire existing indebtedness and provide additional liquidity to support working capital needs.

The 6.5% Notes are governed by an indenture, dated December 23, 2005, that was entered into by and among the Company, as issuer, Willbros USA, Inc., as guarantor (“WUSAI”), and The Bank of New York Mellon Corporation, as Trustee (the “Indenture”), and were issued under the Purchase Agreement by and among the Company and the initial purchasers of the 6.5% Notes (the “Purchasers”), in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. The 6.5% Notes are convertible into shares of the Company’s stock and these underlying shares have been registered for resale with the SEC. The 6.5% Notes, however, have not been registered for resale with the SEC.

9.	Long-term Debt (continued)

Pursuant to the Purchase Agreement, the Company and WUSAI have agreed to indemnify the Purchasers, their affiliates and agents, against certain liabilities, including liabilities under the Securities Act.

The 6.5% Notes are convertible into shares of the Company’s common stock at a conversion rate of 56.9606 shares of common stock per $1,000 principal amount of notes (representing a conversion price of approximately $17.56 per share and resulting in 1,825,587 shares at December 31, 2008 based on the principal amount of the 6.5% Notes which remain outstanding), subject to adjustment in certain circumstances. The 6.5% Notes are general senior unsecured obligations. Interest is due semi-annually on June 15 and December 15, and began on June 15, 2006.

The 6.5% Notes mature on December 15, 2012 unless the notes are repurchased or converted earlier. The Company does not have the right to redeem the 6.5% Notes. Upon maturity, the principal amount plus the accrued interest through the day prior to the maturity date is payable only in cash.  The holders of the 6.5% Notes have the right to require the Company to purchase the 6.5% Notes for cash, including unpaid interest, on December 15, 2010. The holders of the 6.5% Notes also have the right to require the Company to purchase the 6.5% Notes for cash upon the occurrence of a fundamental change, as defined in the Indenture. In addition to the amounts described above, the Company will be required to pay a “make-whole premium” to the holders of the 6.5% Notes who elect to convert their notes into the Company’s common stock in connection with a fundamental change. The make-whole premium is payable in additional shares of common stock and is calculated based on a formula with the premium ranging from 0 percent to 28.0 percent depending on when the fundamental change occurs and the price of the Company’s stock at the time the fundamental change occurs.

Upon conversion of the 6.5% Notes, the Company has the right to deliver, in lieu of shares of its common stock, cash or a combination of cash and shares of its common stock. Under the Indenture, the Company is required to notify holders of the 6.5% Notes of its method for settling the principal amount of the 6.5% Notes upon conversion. This notification, once provided, is irrevocable and legally binding upon the Company with regard to any conversion of the 6.5% Notes. On March 21, 2006, the Company notified holders of the 6.5% Notes of its election to satisfy its conversion obligation with respect to the principal amount of any 6.5% Notes surrendered for conversion by paying the holders of such surrendered 6.5% Notes 100 percent of the principal conversion obligation in the form of common stock of the Company. Until the 6.5% Notes are surrendered for conversion, the Company will not be required to notify holders of its method for settling the excess amount of the conversion obligation relating to the amount of the conversion value above the principal amount, if any. In the event of a default of $10,000 or more on any credit agreement, including the 2007 Credit Facility and the 2.75% Notes, a corresponding event of default would result under the 6.5% Notes.

On May 18, 2007, the Company completed two transactions to induce conversion with two Purchasers of the 6.5% Notes. Under the conversion agreements, the Purchasers converted $36,250 in aggregate principal amount of the 6.5% Notes into 2,064,821 shares of the Company’s $0.05 par value common stock. As an inducement for the Purchasers to convert, the Company made aggregate cash payments to the Purchasers of $8,972, plus $1,001 in accrued interest for the current interest period. In connection with the induced conversion, the Company recorded a loss on early extinguishment of debt of $10,894. The loss on early extinguishment of debt is inclusive of the cash premium paid to induce conversion and $1,922 of unamortized debt issue costs.

On May 29 and May 30, 2007, the Company completed two additional transactions to induce conversion with two Purchasers of the 6.5% Notes. Under the conversion agreements, the Purchasers converted $16,200 in aggregate principal amount of the 6.5% Notes into 922,761 shares of the Company’s common stock. As an inducement for the Purchasers to convert, the Company made aggregate cash payments to the Purchasers of $3,748, plus $480 in accrued interest for the current interest period. In connection with the induced conversion, the Company recorded a loss on early extinguishment of debt of $4,481. The loss on early extinguishment of debt is inclusive of the cash premium paid to induce conversion and the write-off of $733 of unamortized debt issue costs.

9.	Long-term Debt (continued)

A covenant in the indenture for the 6.5% Notes prohibits the Company from incurring any additional indebtedness if its consolidated leverage ratio exceeds 4.00 to 1.00. As of December 31, 2008, this covenant would not have precluded the Company from borrowing under the 2007 Credit Facility.

2.75% Convertible Senior Notes

On March 12, 2004, the Company completed a primary offering of $60,000 of 2.75% Convertible Senior Notes (the “2.75% Notes”). On April 13, 2004, the initial purchasers of the 2.75% Notes exercised their option to purchase an additional $10,000 aggregate principal amount of the notes. Collectively, the primary offering and purchase option of the 2.75% Notes totaled $70,000. The 2.75% Notes are general senior unsecured obligations. Interest is paid semi-annually on March 15 and September 15 and payments began on September 15, 2004. The 2.75% Notes mature on March 15, 2024 unless the notes are repurchased, redeemed or converted earlier.  Upon maturity, the principal amount plus the accrued interest through the day prior to the maturity date is payable only in cash.  The indenture for the 2.75% Notes originally provided that the Company could redeem the 2.75% Notes for cash on or after March 15, 2011, at 100 percent of the principal amount of the notes plus accrued interest. The holders of the 2.75% Notes have the right to require the Company to purchase the 2.75% Notes, including unpaid interest, on March 15, 2011, 2014, and 2019 or upon a change of control related event. On March 15, 2014 and 2019, the Company has the option of providing its common stock in lieu of cash, or a combination of common stock and cash to fund purchases.  Accrued interest on the notes on all three put dates can only be paid in cash upon the occurrence of a fundamental change, as defined by the Indenture, the holders of the 2.75% Notes have the right to require the Company to purchase the 2.75% Notes for cash, in addition to a “make-whole premium” that is payable in cash or in additional shares of common stock. The holders of the 2.75% Notes may, under certain circumstances, convert the notes into shares of the Company’s common stock at an initial conversion ratio of 51.3611 shares of common stock per $1,000.00 principal amount of notes representing a conversion price of approximately $19.47 per share and resulting in 3,048,641 shares at December 31, 2008 based on the principal amount of the 2.75% Notes which remain outstanding, subject to adjustment in certain circumstances. The notes will be convertible only upon the occurrence of certain specified events including, but not limited to, if, at certain times, the closing sale price of the Company’s common stock exceeds 120 percent of the then current conversion price, or $23.36 per share, based on the initial conversion price. In the event of a default under any Company credit agreement other than the indenture covering the 2.75% Notes, (1) in which the Company fails to pay principal or interest on indebtedness with an aggregate principal balance of $10,000 or more; or (2) in which indebtedness with a principal balance of $10,000 or more is accelerated, an event of default would result under the 2.75% Notes.

An indenture amendment extended the initial date on or after which the 2.75% Notes may be redeemed by the Company to March 15, 2013 from March 15, 2011 for cash at 100 percent of the principal amount of the notes plus accrued interest. In addition, a new provision was added to the indenture which requires the Company, in the event of a “fundamental change” which is a change of control event in which 10 percent or more of the consideration in the transaction consists of cash to make a coupon make-whole payment equal to the present value (discounted at the U.S. treasury rate) of the lesser of (a) two years of scheduled payments of interest on the 2.75% Notes or (b) all scheduled interest on the 2.75% Notes from the date of the transaction through March 15, 2013.

On November 29, 2007, a holder exercised its right to convert, converting $2,000 in aggregate principal amount of the 2.75% Notes into 102,720 shares of the Company’s common stock. In connection with the conversion, the Company expensed a proportionate amount of its debt issue costs resulting in additional period interest expense of $47. On March 20, 2008, a holder exercised its right to convert, converting $8,643 in aggregate principal amount of the 2.75% Notes into 443,913 shares of the Company’s common stock. In connection with the conversion, the Company expensed a proportionate amount of its debt issuance costs resulting in additional period interest of $187.

FSP No. APB 14-1

As a result of the adoption of FSP No. APB 14-1, the Company is required to separately account for the debt and equity components of its 6.5% Notes and 2.75% Notes in a manner that reflects their nonconvertible debt borrowing rate at the time of issuance.

9.	Long-term Debt (continued)

6.5% Notes

The debt and equity components recognized for the Company’s 6.5% Notes were as follows:

	December 31,
	2008	2007
Principal amount of 6.5% Notes	$32,050	$32,050
Unamortized discount	(1,152)	(1,659)
Net carrying amount	30,898	30,391
Additional paid-in capital	3,131	2,928

At December 31, 2008, the unamortized discount had a remaining recognition period of approximately 24 months.

The amount of interest expense recognized and effective interest rate for the years ended December 31, 2008, 2007 and 2006 were as follows:

	Year Ended December 31,
	2008	2007	2006

Contractual coupon interest	$2,083	$3,220	$5,493
Amortization of discount	507	713	1,130
Interest expense	$2,590	$3,933	$6,623

Effective interest rate	8.46%	8.46%	8.46%

2.75% Notes

The debt and equity components recognized for the Company’s 2.75% Notes were as follows:

	December 31,
	2008	2007
Principal amount of 2.75% Notes	$59,357	$68,000
Unamortized discount	(5,705)	(9,109)
Net carrying amount	53,652	58,891
Additional paid-in capital	14,235	13,979

At December 31, 2008, the unamortized discount had a remaining recognition period of approximately 27 months.

The amount of interest expense recognized and effective interest rate for the years ended December 31, 2008, 2007 and 2006 were as follows:

	Year Ended December 31,
	2008	2007	2006

Contractual coupon interest	$1,672	$1,916	$1,925
Amortization of discount	2,298	2,449	2,286
Interest expense	$3,970	$4,365	$4,211

Effective interest rate	7.40%	7.40%	7.40%

9.	Long-term Debt (continued)

Capital Leases

Assets held under capital leases are summarized below:

	December 31,
	2008	2007

Construction equipment	$43,175	$56,380
Auto, trucks and trailers	4,090	-
Furniture and equipment	-	535
Total assets held under capital lease	47,265	56,915
Less: accumulated depreciation	(11,167)	(9,251)
Net assets under capital lease	$36,098	$47,664

The following are the minimum lease payments for assets financed under capital lease arrangements as of December 31, 2008:

Fiscal year:
2009	$11,304
2010	10,072
2011	8,063
2012	8,943
2013	682
Thereafter	-
Total minimum lease payments under capital leases	39,064
Less: interest expense	(4,197)
Net minimum lease payments under capital leases	34,867
Less: current portion of net minimum lease payments	(9,681)
Long-term net minimum lease payments	$25,186

Other Obligations

The Company has unsecured credit facilities with banks in certain countries outside the United States. Borrowings in the form of short-term notes and overdrafts are made at competitive local interest rates. Generally, each line is available only for borrowings related to operations in a specific country. Credit available under these facilities is approximately $6,656 at December 31, 2008. There were no outstanding borrowings made under these facilities at December 31, 2008 or 2007.

10.	Retirement Benefits

The Company has defined contribution plans that are funded by participating employee contributions and the Company. The Company matches employee contributions, up to a maximum of four percent of salary, in the form of cash. All contributions in the form of WGI common stock were suspended in 2005, and removed as an option on January 9, 2006. Company contributions for the plans, including employees working in Discontinued Operations, were $3,069, $2,265 and $1,761 in 2008, 2007 and 2006, respectively.

11.	Income Taxes

The Company operates primarily in the U.S., Canada and Oman, and is domiciled in Panama.  These countries have substantially different tax regimes and tax rates which affect the consolidated income tax provision of the Company and its effective tax rate. Moreover, losses from one country generally cannot be used to offset taxable income from another country and some expenses incurred in certain tax jurisdictions receive no tax benefit thereby affecting the effective tax rate. Income (loss) before income taxes and the provision for income taxes in the Consolidated Statements of Operations consist of:

11.	Income Taxes (continued)

	Year Ended December 31,
	2008	2007	2006

Income (loss) before income taxes:
Other countries	$35,723	$(37,208)	$(15,468)
United States	32,930	23,384	(6,849)
	$68,653	$(13,824)	$(22,317)

	Year Ended December 31,
	2008	2007	2006
Provision for income taxes:
Current provision (benefit):
Other countries	$1,214	$5,851	$901
United States:
Federal	32,188	8,110	368
State	6,159	1,444	737
	39,561	15,405	2,006
Deferred tax expense (benefit):
Other countries	8,808	(2,095)	1,644
United States	(22,577)	1,253	(1,342)
	(13,769)	(842)	302
Total provision for income taxes (1)	$25,792	$14,563	$2,308

(1)	The total provision for income taxes excludes net FIN 48 adjustments of $150 and ($60) for 2008 and 2007, respectively as a result of the adoption of FIN 48.

The provision for income taxes has been determined based upon the tax laws and rates in the countries in which operations are conducted and income is earned.  The Company’s subsidiaries operating in the United States are subject to federal income tax rates up to 35 percent and varying state income tax rates and methods of computing tax liabilities.  The Company’s principal international operations are in Canada and Oman. During 2008, the Company’s subsidiaries in Canada and Oman were subject to corporate income tax rates of 29.5 percent and 12 percent, respectively.  The Company did not have any non-taxable foreign earnings from tax holidays for taxable years 2006 through 2008.

The Company is a Panamanian corporation. Panamanian tax law is based on territorial principles and does not impose income tax on income earned outside of Panama.  In 2008, the Company’s parent had a loss of approximately $14,213 that could not be used to offset income earned in other tax jurisdictions and therefore generates no tax benefit.  Most of the loss primarily related to interest on the Company’s convertible notes and stewardship expenses.

As required by Accounting Principles Board Opinion No. 23 – “Accounting for Income Taxes – Special Areas” (“APB No. 23”), management has analyzed its operations in the U.S., Canada and Oman. The Company’s current operating strategy is to reinvest any earnings of its operations in the mentioned jurisdictions rather than to distribute dividends to any intermediate holding companies or the parent company. However, in 2008 the Company’s operation in Oman did distribute a dividend in the amount of $12,000 free of withholding and income taxes to its direct and indirect shareholders and also has distributed a dividend to its shareholders in 2009.

The purpose of the repatriation of earnings from Oman was to facilitate the payment of certain inter-company liabilities between other foreign and U.S. subsidiaries, which was necessary before the Company reorganizes under a Delaware holding company. The Company’s current and future operating strategy continues to be reinvesting earnings in foreign operations. Therefore, no deferred income tax liability has been recorded. No determinations of the amounts of unrecognized deferred tax liabilities related to undistributed earnings or disposition of shares in foreign subsidiaries have been made because the Company’s reorganization from a Panama to a Delaware holding company may yield a significantly different result in 2009 than would have been rendered in 2008 under a different corporate structure and tax regime.

11.	Income Taxes (continued)

A reconciliation of the differences between the provision for income tax computed at the appropriate statutory rates and the reported provision for income taxes is as follows:

	Year Ended December 31,
	2008	2007	2006

Taxes on foreign earnings at greater than Panama rate	$12,099	$3,507	$2,230
Taxes on U.S. earnings at greater than Panama rate	11,882	7,037	(1,785)
U.S. state taxes	2,091	1,875	527
Other U.S. and Canadian permanent tax adjustments	3,811	2,699	1,449
Domestic production deduction	(1,664)	(555)	(113)
Reduction in Canadian tax rates	(1,461)	-	-
Reduced tax rate on capital gains (Canada)	(1,267)	-	-
Change in valuation allowance	301	-	-
	$25,792	$14,563	$2,308

Upon adoption of FIN 48, the Company recorded a $6,369 charge to beginning stockholders’ equity for unrecognized tax positions. During 2008, the Company recognized $725 of previously recorded unrecognized tax benefits due to the expiration of statute of limitations for purposes of assessment and the resolution of certain audits and accrued new uncertain tax positions in the amount of $533.  A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2008	$6,612
Change in measurement of existing tax positions	(1,296)
Additions based on tax positions related to the current year	532
Additions based on tax positions related to prior years	384
Balance at December 31, 2008	$6,232

The Company has a total net tax asset equal to $11,992 (excluding tax liabilities accrued under FIN 48), which comprises of tax refunds in the amount of $4,424 recorded in the Company’s prepaid expenses, accrued income taxes of $5,090, which is currently owed to various federal and state/provincial tax authorities, and a net deferred income tax asset of $12,658, which represents amounts owed to various tax authorities in the future.

The $6,232 of unrecognized tax benefits would impact the Company’s effective tax rate if ultimately recognized. The amount of unrecognized tax benefits reasonably possible to be recognized during 2009 is approximately $1,698. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. During the twelve months ended December 31, 2008, the Company has recognized $429 in interest expense. Interest and penalties are included in the table above.

The increase in the Company’s deferred tax liability was primarily the result of partnership income deferred into future tax years and tax depreciation that is recognized at a faster rate than book depreciation in certain classes of capital assets, such as construction vehicles and equipment. The increase in the Company’s deferred tax asset was primarily attributable to the goodwill impairment charge of $62,295. The principal components of the Company’s net deferred tax liability are:

11.	Income Taxes (continued)

	December 31,
	2008	2007
Deferred tax assets:
Current:
Self insured medical accrual	$-	$224
Accrued vacation	1,557	714
Allowance for doubtful accounts	691	351
Estimated loss	-	1,488
Other	290	-
	2,538	2,777
Non-current:
Deferred compensation	3,402	2,613
Goodwill Impairment	22,926	-
U.S. tax net operating loss carry forwards	1,223	2,017
Non-U.S. tax net operating loss carry forwards	316	-
Gross deferred tax assets	27,867	4,630
Valuation allowance	(301)	-
Deferred tax assets, net of valuation allowance	30,104	7,407

Deferred tax liabilities:
Current:
Prepaid expenses	(1,138)	(522)
Partnership tax deferral	(6,048)	(366)
Other	(77)	(37)
	(7,263)	(925)
Non-current:
Unbilled Profit	(1,616)	-
Depreciation	(5,824)	(5,592)
Bond discount amortization	(2,743)	(4,307)
Deferred tax liabilities	(17,446)	(10,824)
Net deferred tax asset (liability)	$12,658	$(3,417)

The net deferred tax asset (liability) by geographical location are as follows:

	December 31,
	2008	2007

United States	$24,145	$(417)
Other countries	(11,487)	(3,000)
Net deferred tax assets (liability)	$12,658	$(3,417)

The ultimate realization of deferred tax assets related to net operating loss carry forwards (including state net operating loss carry forwards) is dependent upon the generation of future taxable income in a particular tax jurisdiction during the periods in which the use of such net operating losses are allowed. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. The Company expects to utilize United States/Canadian federal net operating losses of $2,347 and utilize state net operating losses of $8,208. The Company also expects to realize tax deductions in the approximate amount of $14,872 related to equity compensation. The tax effect of these timing differences is approximately $7,293.

11.	Income Taxes (continued)

       At December 31, 2008, the Company has remaining U.S. federal net operating loss carry forwards of $3,703 and state net operating loss carry forwards of $3,160. The Company’s U.S. federal net operating losses expire in 2013. A state net operating loss generally expires five years after the period in which the net operating loss was incurred. The Company also has a net operating loss carry forward in Canada of $177.  Based upon the level of historical taxable income and projections for future taxable income over the periods in which the net operating losses can be utilized to offset taxable income, management believes that the Company will realize the tax benefits of $1,530 from these loss carry forwards.

The Company also has a $22,927 deferred tax asset related to goodwill. The Company expects to fully realize this tax through its ability to fully deduct tax amortization.

The Company has deferred taxable income of approximately $28,544 related to its Canadian operations into future years. The Company expects to pay tax related to this deferred liability of $6,580 in 2009 and $1,760 in 2010.

The Company has $713 of tax losses from its operations in Libya for which management does not expect to receive a tax benefit in the future. Therefore, the Company has recorded a full valuation allowance against these tax losses in the amount of $301.

12.	Stockholders’ Equity

The information contained in this note pertains to continuing and discontinued operations.

Public Offering

On November 20, 2007, the Company completed a public offering of 7,906,250 common shares at $34.00 per share. The underwriters exercised the option to purchase all shares available for over-allotments. The Company received $253,456 in net proceeds after underwriting discount and offering costs. The net proceeds were used to fund the cash portion of the purchase price for the acquisition of InServ, capital expenditures and working capital.

Stockholder Rights Plan

On April 1, 1999, the Company adopted a Stockholder Rights Plan and declared a distribution of one Preferred Share Purchase Right (“Right”) on each outstanding share of the Company’s common stock. The distribution was made on April 15, 1999 to stockholders of record on that date. The Rights expire on April 14, 2009.

The Rights are exercisable only if a person or group acquires 15 percent or more of the Company’s common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15 percent or more of the common stock. Each Right entitles stockholders to buy one one-thousandth of a share of a series of junior participating preferred stock at an exercise price of $30.00 per share.

If the Company is acquired in a merger or other business combination transaction after a person or group has acquired 15 percent or more of the Company's outstanding common stock, each Right entitles its holder to purchase, at the Right's then-current exercise price, a number of acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 15 percent or more of the Company's outstanding common stock, each Right entitles its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of the Company’s common shares having a market value of twice such price.

Prior to the acquisition by a person or group of beneficial ownership of 15 percent or more of the Company's common stock, the Rights are redeemable for one-half cent per Right at the option of the Company's Board of Directors.

Stock Ownership Plans

During May 1996, the Company established the Willbros Group, Inc. 1996 Stock Plan (the “1996 Plan”) with 1,125,000 shares of common stock authorized for issuance to provide for awards to key employees of the Company, and the Willbros Group, Inc. Director Stock Plan (the “Director Plan”) with 125,000 shares of common stock authorized for issuance to provide for the grant of stock options to non-employee directors.  The number of shares authorized for issuance under the 1996 Plan, and the Director Plan, was increased to 4,075,000 and 225,000, respectively, by stockholder approval. No options may be granted under the Director Plan after April 16, 2006. In 2006, the Company established the 2006 Director Restricted Stock Plan (the “2006 Director Plan”) with 50,000 shares of restricted stock and restricted stock rights authorized for issuance to non-employee directors. The number of shares authorized for issuance under the 2006 Director’s Plan was increased in 2008 to 250,000 by stockholder approval.

12.	Stockholders’ Equity (continued)

Restricted stock and restricted stock rights, also described collectively as restricted stock units (“RSU’s”), and options granted under the 1996 Plan vest generally over a three to four year period. Options granted under the Director Plan are fully vested. RSUs granted under the 2006 Director Plan vest one year after the date of grant. At December 31, 2008, the 1996 Plan had 799,363 shares and the 2006 Director Plan had 217,875 shares available for grant. Of the shares available at December 31, 2008 in the 1996 Plan, 150,000 shares are reserved for future grants required under employment agreements. Certain provisions allow for accelerated vesting based on increases of share prices and on eligible retirement. During the years ended December 31, 2008, 2007 and 2006, $1,001, $37 and $3,247, respectively, of compensation expense was recognized due to accelerated vesting of RSU’s due to retirements and separation from the Company.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R using the modified prospective application method. Under this method, compensation cost recognized during the year ended December 31, 2006 includes the applicable amounts of: (a) compensation expense of all share-based payments granted prior to, but not yet vested as of, January 1, 2006 (based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, and previously presented in the pro forma footnote disclosures in the Company’s SEC reports), and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006 (based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R). The Company uses the Black-Scholes valuation method to determine the fair value of stock options granted as of the grant date.

Share-based compensation related to RSU’s is recorded based on the Company’s stock price as of the grant date. Recognition of share-based compensation related to RSU’s was not impacted by the adoption of SFAS No. 123R. Expense from both stock options and RSU’s totaled $11,652, $4,087 and $7,240, respectively, for the years ended December 31, 2008, 2007 and 2006.

The fair value of granted options was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2007	2006

Weighted average grant date fair value	$9.69	$6.36
Weighted average assumptions used:
Expected option life in years	3.51	3.50
Risk-free interest rate	4.42%	4.56%
Dividend yield	-	-
Volatility	40.13%	44.05%

No options were granted during the year ended December 31, 2008.

Volatility is calculated using an analysis of historical volatility. The Company believes that the historical volatility of the Company’s stock is the best method for estimating future volatility. The expected lives of options are determined based on the Company’s historical share option exercise experience. The Company believes the historical experience method is the best estimate of future exercise patterns currently available.

The risk-free interest rates are determined using the implied yield currently available for zero-coupon U.S. government issues with a remaining term equal to the expected life of the options.

12.	Stockholders’ Equity (continued)

The Company’s stock option activity and related information consist of:

	Year Ended December 31,
	2008		2007		2006
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding, beginning of year	$418,750	$14.96	806,750	$13.46	887,270	$11.76
Granted	-	-	10,000	27.80	250,000	17.06
Exercised	53,000	12.90	375,500	12.48	296,520	11.41
Forfeited or expired	32,000	13.12	22,500	8.09	34,000	13.68
Outstanding, end of year	$333,750	$15.47	418,750	$14.96	806,750	$13.46
Exercisable at end of year	$261,250	$14.50	287,916	$13.42	604,250	$12.20

As of December 31, 2008, the aggregate intrinsic value of stock options outstanding and stock options exercisable was $94 and $94, respectively. The weighted average remaining contractual term of outstanding options is 5.74 years and the weighted average remaining contractual term of the exercisable options is 5.27 years at December 31, 2008. The total intrinsic value of options exercised was $1,284, $9,712 and $2,639 during the years ended December 31, 2008, 2007 and 2006 respectively. There was no material tax benefit realized related to those exercises.

The total fair value of options vested during the years ended December 31, 2008, 2007 and 2006 was $322, $496 and $357, respectively.

The Company’s nonvested options at December 31, 2008 and the changes in nonvested options during the year ended December 31, 2008 are as follows:

	Shares	Weighted-Average Grant-Date Fair Value
Nonvested, beginning of year	130,834	$6.86
Granted	-	-
Vested	48,334	6.67
Forfeited or expired	10,000	5.65
Nonvested, end of year	72,500	$7.15

The Company’s RSU activity and related information consist of:

	Year Ended December 31,
	2008		2007		2006
	Shares	Weighted- Average Grant-Date Fair Value	Shares	Weighted- Average Grant-Date Fair Value	Shares	Weighted- Average Grant-Date Fair Value
Outstanding, beginning of year	548,688	$20.89	300,116	$17.85	441,375	$19.61
Granted	635,314	38.24	430,985	21.70	278,116	17.86
Vested, shares released	249,661	21.50	169,535	17.58	402,250	19.76
Forfeited	93,999	29.00	12,878	20.63	17,125	17.59
Outstanding, end of year	840,342	$32.89	548,688	$20.89	300,116	$17.85

The RSU’s outstanding at December 31, 2007 and 2006 include 225,000 RSU’s which are vested but have a deferred share issuance date. These RSUs were released during the year ended December 31, 2008. The total fair value of RSU’s vested during the years ended December 31, 2008, 2007 and 2006 was $5,367, $2,981 and $6,990, respectively.

12.	Stockholders’ Equity (continued)

As of December 31, 2008, there was a total of $19,697 of unrecognized compensation cost, net of estimated forfeitures, related to all nonvested share-based compensation arrangements granted under the Company’s stock ownership plans. That cost is expected to be recognized over a weighted-average period of 1.96 years.

In March 2002, certain officers of the Company borrowed a total of $1,307 under the Employee Stock Purchase Program, which permitted selected executives and officers (exclusive of the Chief Executive Officer) to borrow from the Company up to 100 percent of the funds required to exercise vested stock options. The loans were full recourse, non-interest bearing for a period of up to five years and were collateralized by the related stock. The difference of $434 between the discounted value of the loans and the fair market value of the stock on the date of exercise, and $119 representing the difference between the exercise price of certain options and the fair market value of the stock was recorded as compensation expense at the date of exercise. The notes were recorded at the discounted value, and the discount was amortized as interest income over the periods the notes were outstanding. The net loans receivable are presented as a reduction of stockholders’ equity. The maximum loan amount any one officer could have outstanding under the Employee Stock Purchase Program was $250. In accordance with the Sarbanes-Oxley Act of 2002, the Company no longer makes loans to executive officers of the Company. All loans were settled in 2006.

Warrants to Purchase Common Stock

On October 27, 2006, the Company completed a private placement of equity to certain accredited investors pursuant to which the Company issued and sold 3,722,360 shares of the Company’s common stock resulting in net proceeds of $48,748. In conjunction with the private placement, the Company also issued warrants to purchase an additional 558,354 shares of the Company’s common stock. Each warrant is exercisable, in whole or in part, until 60 months from the date of issuance. A warrant holder may elect to exercise the warrant by delivery of payment to the Company at the exercise price of $19.03 per share, or pursuant to a cashless exercise as provided in the warrant agreement. The fair value of the warrants was $3,423 on the date of the grant, as calculated using the Black-Scholes option-pricing model. There were 536,925 warrants outstanding at December 31, 2008 and 2007.

13.	Income (Loss) Per Common Share, as restated

Basic and diluted income (loss) per common share is computed as follows:

	Year Ended December 31,
	2008	2007	2006
Income (loss) from continuing operations	$42,711	$(28,327)	$(24,625)
Less: Income attributable to noncontrolling interest	(1,836)	(2,210)	(1,036)
Net income (loss) from continuing operations attributable to Willbros Group, Inc. (numerator for basic calculation)	40,875	(30,537)	(25,661)
Add: Interest and debt issuance costs associated with convertible notes	-	-	-
Net income (loss) from continuing operations applicable to common shares (numerator for diluted calculation)	$40,875	$(30,537)	$(25,661)
Weighted average number of common shares outstanding for basic income per share	38,269,248	29,258,946	22,440,742
Weighted average number of potentially dilutive common shares outstanding	494,919	-	-
Weighted average number of common shares outstanding for diluted income per share	38,764,167	29,258,946	22,440,742
Income (loss) per common share from continuing operations:
Basic	$1.07	$(1.04)	$(1.14)
Diluted	$1.05	$(1.04)	$(1.14)

13. Income (Loss) Per Common Share (continued)

The Company has excluded the securities listed below from the number of potentially dilutive shares outstanding as the effect would be anti-dilutive:

	Year Ended December 31,
	2008	2007	2006

2.75% Convertible Senior Notes	3,146,205	3,492,555	3,595,277
6.5% Senior Convertible Notes	1,825,587	1,825,587	4,813,171
Stock options	272,750	418,750	806,750
Warrants to purchase common stock	536,925	536,925	558,354
Restricted stock and restricted stock rights	-	548,688	300,116
	5,781,467	6,822,505	10,073,668

In accordance with Emerging Issues Task Force (“EITF”) Issue 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share,” the 4,971,792, 5,318,142 and 8,408,448 shares issuable upon conversion of the convertible notes would have been included in diluted income (loss) per share, for the year end December 31, 2008, 2007 and 2006, respectively if those securities are dilutive, regardless of whether the conversion prices of $17.56 and $19.47, respectively, have been met.  During 2008, there were 443,913 shares issued upon conversion of the convertible notes.

14. Segment Information

The Company’s segments are strategic business units that are defined by the industry segments served and are managed separately as each has different operational requirements and strategies. We operate through two business segments: Upstream Oil & Gas and Downstream Oil & Gas. These segments currently operate primarily in the United States, Canada, and Oman.  Management evaluates the performance of each operating segment based on operating income.  Our corporate operations include the executive management, general, administrative, and financing functions of the organization.  The costs to provide these services are allocated, as are certain other corporate assets, between the two operating segments.

The tables below reflect the Company’s reportable segments as of and for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31, 2008

	Upstream Oil & Gas	Downstream Oil & Gas	Consolidated
Revenue	$1,545,629	$367,075	$1,912,704
Operating expenses	1,436,748	406,154	1,842,902
Operating income (loss)	$108,881	$(39,079)	69,802
Other income (expense)			(1,149)
Provision for income taxes			25,942
Income from continuing operations before noncontrolling interest			42,711
Less: Income attributable to noncontrolling interest			(1,836)
Income from continuing operations attributable to Willbros Group, Inc.			40,875
Income from discontinued operations net of provision for income taxes			2,757
Net income attributable to Willbros Group, Inc.			$43,632

14. Segment Information (continued)

	Year Ended December 31, 2007

	Upstream Oil & Gas	Downstream Oil & Gas	Consolidated
Revenue	$923,870	$23,821	$947,691
Operating expenses	891,457	23,151	914,608
Government Fines			22,000
Operating income	$32,413	$670	11,083
Other income (expense)			(24,907)
Provision for income taxes			14,503
Loss from continuing operations before noncontrolling interest			(28,327)
Less: Income attributable to noncontrolling interest			(2,210)
Loss from continuing operations attributable to Willbros Group, Inc.			(30,537)
Loss from discontinued operations net of provision for income taxes			(21,414)
Net loss attributable to Willbros Group, Inc.			$(51,951)

	Year Ended December 31, 2006

	Upstream Oil & Gas	Downstream Oil & Gas	Consolidated
Revenue	$543,259	$-	$543,259
Operating expenses	554,325	-	554,325
Operating loss	$(11,066)	$-	(11,066)
Other income (expense)			(11,251)
Provision for income taxes			2,308
Loss from continuing operations before noncontrolling interest			(24,625)
Less: Income attributable to noncontrolling interest			(1,036)
Loss from continuing operations attributable to Willbros Group, Inc.			(25,661)
Loss from discontinued operations net of provision for income taxes			(83,402)
Net loss attributable to Willbros Group, Inc.			$(109,063)

Capital expenditures by segment are presented below:

	Year Ended December 31,
	2008	2007	2006
Upstream Oil & Gas	$38,491	$69,532	$21,649
Downstream Oil & Gas	3,613	37	-
Corporate	10,944	4,979	1,832
Total	$53,048	$74,548	$23,481

14. Segment Information (continued)

Total assets by segment as of December 31, 2008 and 2007 are presented below:

	December 31, 2008	December 31, 2007
Upstream Oil & Gas	$379,352	$419,541
Downstream Oil & Gas	127,186	123,707
Corporate	278,120	231,932
Total assets, continuing operations	$784,658	$775,180

Due to a limited number of major projects and clients, the Company may at any one time have a substantial part of its operations dedicated to one project, client and country.

Customers representing 10 percent or more of total contract revenue are as follows:

	Year Ended December 31,
	2008	2007	2006

Customer A	19%	-%	-%
Customer B	11%	-%	-%
Customer C	-%	14%	13%
Customer D	-%	11%	11%
Customer E	-%	10%	-%
	30%	35%	24%

Information about the Company’s operations in its work countries is shown below:

	Year Ended December 31,
	2008	2007	2006

Contract revenue:
United States	$1,440,239	$612,647	$312,121
Canada	387,498	244,806	161,924
Oman	84,967	90,238	69,214
	$1,912,704	$947,691	$543,259

	December 31,
	2008	2007

Long-lived assets:
United States	$99,051	$87,785
Canada	37,706	61,276
Oman	13,028	8,277
Other	203	2,428
	$149,988	$159,766

15. Contingencies, Commitments and Other Circumstances

Contingencies

Resolution of criminal and regulatory matters

In May 2008, the previously disclosed agreement in principle with the United States Department of Justice (the  “DOJ”) and Willbros Group, Inc. (“WGI”), and its subsidiary, Willbros International, Inc. (“WII”), to settle the DOJ’s investigation into violations of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), received final approval by the DOJ. The terms of the final agreement are included in a Deferred Prosecution Agreement (the “DPA”), more fully described below, which along with a six count criminal Information (the “Information”), was filed in the United States District Court, Southern District of Texas, Houston Division (the “Court”). When the requirements of the DPA are satisfied, the DOJ will dismiss the Information. Also in May 2008, a final agreement was reached by WGI with the Securities and Exchange Commission (the “SEC”) to resolve the SEC’s investigation into violations of the FCPA, the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The final settlement with the SEC has been entered and approved by the Court. These investigations stemmed primarily from the Company’s former operations in Bolivia, Ecuador and Nigeria.

As described more fully below, the settlements together will require the Company to pay, over approximately three years, a total of $32,300 in penalties and disgorgement of profits, plus post-judgment interest on $7,725 of that amount. In addition, WGI and WII will, for a period of approximately three years, each be subject to the DPA with the DOJ. Finally, WGI will be subject to a permanent injunction barring future violations of certain provisions of the federal securities laws.

More specifically, the terms of the final settlement agreement concluded by WGI and WII on May 14, 2008 with the DOJ include the following:

•
The six counts include conspiracy to violate the FCPA, violations of the FCPA’s anti-bribery provisions and violations of the FCPA’s books-and-records provisions. WGI and WII face prosecution by the DOJ for the charges contained in the Information, and possibly other charges as well, if they fail to comply with the DPA.

•
The DPA requires, for the three-year term of the DPA, continued full cooperation with the DOJ in its investigation; continued implementation of a compliance and ethics program to prevent and detect violations of the FCPA and other anti-corruption laws; and continued review of existing internal controls, policies and procedures in order to ensure that WGI and WII maintain adequate controls and a rigorous anti-corruption compliance code.

•
The DPA also requires WGI and WII, at their expense, to engage an independent monitor for three years to assess and make recommendations about their compliance with the DPA. The independent monitor selection process is now underway with the DOJ having taken under consideration the candidate proposed by the Company.

•	Provided that WGI and WII comply with the DPA, the DOJ has agreed not to prosecute WGI or WII based on the conduct described in the DPA and to move to dismiss the Information after three years.

•
As part of the DPA, the Company will pay $22,000 in fines in four installments, consisting of the $10,000 payment made at signing on May 14, 2008, and $4,000 annually for three years thereafter, with no interest due on the unpaid amounts.

With respect to the final settlement agreement concluded by WGI on May 14, 2008 with the SEC:

•
The SEC filed in the Court a Complaint (the “SEC Complaint”) and a proposed Agreed Final Judgment against WGI (the “Judgment”). Without admitting or denying the allegations in the SEC Complaint, WGI consented to the filing of the SEC Complaint and entry of the Judgment to resolve the SEC’s investigation. The SEC Complaint alleges civil violations of the FCPA’s anti-bribery provisions, the FCPA’s books-and-records and internal control provisions and various antifraud provisions of the Securities Act and the Exchange Act. The Judgment has been approved by the Court and now permanently enjoins the Company from violating the FCPA’s anti-bribery, books-and-records, and internal control provisions and certain antifraud provisions of the Securities Act and the Exchange Act.

•
The Judgment requires WGI to pay $8,900 for disgorgement of profits and $1,400 of pre-judgment interest. The disgorgement and pre-judgment interest are payable in four equal installments of $2,575, first on signing, and annually for three years thereafter. The first payment was made at signing on May 14, 2008. Post-judgment interest will be payable on the outstanding balance of $7,725.

15. Contingencies, Commitments and Other Circumstances (continued)

Failure by the Company to comply with the terms and conditions of either the DOJ or the SEC settlement could result in resumed prosecution and other regulatory sanctions.

In addition, the Company previously disclosed that the Office of Foreign Assets Control (“OFAC”) was investigating allegations of violations of the Sudanese Sanctions Regulations occurring during October 2003. The Company voluntarily reported this matter to OFAC and also has reported to OFAC corrective measures and improvements to the Company’s OFAC compliance program. OFAC and Willbros USA, Inc. have agreed in principle to settle the allegations pursuant to which the Company will pay a total civil penalty not to exceed $30.

Pipeline Construction Project Issues

In July 2007, the Company announced the award of an installation contract (“42” Contract”) for the construction of three segments of the Midcontinent Express Pipeline Project (“MEP Project”) by Midcontinent Express Pipeline LLC (“MEP”). The contract is structured as a cost reimbursable contract with a fixed fee for the Company. In September 2008, the Company and MEP signed an amendment which finalized the scope of work under the 42” Contract as the construction of 179 miles of 42” pipeline.  The amendment also included the award to Company of an additional installation contract (“36” Contract”) for the construction of 136 miles of 36” pipeline anticipated to start in March 2009.   The Company mobilized on the MEP Project in the fourth quarter of 2008. As of December 31, 2008, the Company was employing three spreads of pipeline construction equipment on the MEP Project.  In conjunction with the award and execution of this project, the Company obtained a performance bond on the MEP Project with a stated value of $151,476.

In January 2009, the Company was notified by MEP that approximately 20 miles of the scope of work under the 42” Contract was being terminated for cause (the "Terminated 42” Work"). The Company challenged the validity and sustainability of this partial termination for cause by MEP asserting, among other points, that MEP was implementing this partial termination for cause as a pretext to avoid paying the fee due and payable to the Company in a termination for convenience context. The Company is currently involved in negotiations with MEP to resolve this and other contractual differences with MEP under the 42” Contract. The Company will vigorously defend its rights under the 42” Pipeline Contract with MEP. As of December 31, 2008, no liability has been recorded related to this termination.

If the partial termination for cause notice from MEP to the Company is ultimately determined by a court of law to be valid and enforceable, the Company could be held responsible for costs incurred by MEP in having a third-party contractor perform the Terminated 42” Work in excess of the cost of Company performing the same. In addition, a valid and enforceable partial termination for cause by MEP under the 42” Pipeline Contract would support MEP’s termination of the 36” Pipeline Contract for convenience without MEP having to pay any termination fee to the Company. In February 2009, MEP terminated the 36” Contract for convenience. The Company believes it is entitled to the contractual termination fee stated in the 36” Contract and will vigorously enforce its rights in this regard.

Other

In addition to the matters discussed above, the Company is party to a number of legal proceedings. Management believes that the nature and number of these proceedings are typical for a firm of similar size engaged in a similar type of business and that none of these proceedings is material to the Company’s financial position.

Commitments

From time to time, the Company enters into commercial commitments, usually in the form of commercial and standby letters of credit, surety bonds and financial guarantees. Contracts with the Company’s customers may require the Company to secure letters of credit or surety bonds with regard to the Company’s performance of contracted services. In such cases, the commitments can be called upon in the event of failure to perform contracted services. Likewise, contracts may allow the Company to issue letters of credit or surety bonds in lieu of contract retention provisions, where the client withholds a percentage of the contract value until project completion or expiration of a warranty period. Retention commitments can be called upon in the event of warranty or project completion issues, as prescribed in the contracts. At December 31, 2008, the Company had approximately $7,887 of letters of credit related to continuing operations and $123 of letters of credit related to Discontinued Operations in Nigeria. These amounts represent the maximum amount of payments the Company could be required to make if these letters of credit are drawn upon. Additionally, the Company issues surety bonds customarily required by commercial terms on construction projects. At December 31, 2008, the Company had bonds outstanding, primarily performance bonds, with a face value at $456,631 related to continuing operations. These amounts represent the bond penalty amount of future payments the Company could be required to make if the Company fails to perform its obligations under such contracts. The performance bonds do not have a stated expiration date; rather, each is released when the contract is accepted by the owner. The Company’s maximum exposure as it relates to the value of the bonds outstanding is lowered on each bonded project as the cost to complete is reduced. As of December 31, 2008, no liability has been recognized for letters of credit or surety bonds, other than $13 recorded as the fair value of the letters of credit outstanding for the Nigeria operations. See Note 17 – Discontinuance of Operations, Asset Disposals, and Transition Services Agreement for further discussion of these letters of credit.

15. Contingencies, Commitments and Other Circumstances (continued)

Operating Leases

The Company has certain operating leases for office and camp facilities. Rental expense for continuing operations, excluding daily rentals and reimbursable rentals under cost plus contracts, was $8,720 in 2008, $2,773 in 2007 and $2,079 in 2006. Minimum lease commitments under operating leases as of December 31, 2008, totaled $14,294 and are payable as follows: 2009, $8,090; 2010, $4,454; 2011, $1,461; 2012, $257; 2013, $32; and thereafter, $0.

Joint Ventures

The Company has a 50 percent interest in a pipeline construction joint venture for the Chad-Cameroon Pipeline Project in Africa. This project was completed in 2003, and the Company adjusted its investment in the joint venture to zero. Since 2004, activity for the 50 percent owned joint venture was limited to warranty work, which was accrued in prior years.  The Company also owns 40 percent of the common stock of Global Process Services, Inc., a provider of foreign-sourced labor to the Company. The investments in these entities are accounted for by the equity method and carried on the Consolidated Balance Sheets within other assets. The combined balance of these investments in joint ventures included in the balance sheet is $0 and $133 at December 31, 2008 and 2007, respectively.

Losses of $0 and $34 from investments accounted for by the equity method have been recorded for the year ended December 31, 2008 and 2007. No income or loss from investments accounted for by the equity method was recorded during the year ended December 31, 2006.

Other Circumstances

Operations outside the United States may be subject to certain risks, which ordinarily would not be expected to exist in the United States, including foreign currency restrictions, extreme exchange rate fluctuations, expropriation of assets, civil uprisings and riots, war, unanticipated taxes including income taxes, excise duties, import taxes, export taxes, sales taxes or other governmental assessments, availability of suitable personnel and equipment, termination of existing contracts and leases, government instability and legal systems of decrees, laws, regulations, interpretations and court decisions which are not always fully developed and which may be retroactively applied. Management is not presently aware of any events of the type described in the countries in which it operates that would have a material effect on the financial statements, and have not been provided for in the accompanying Consolidated Financial Statements.

Based upon the advice of local advisors in the various work countries concerning the interpretation of the laws, practices and customs of the countries in which it operates, management believes the Company follows the current practices in those countries and as applicable under the FCPA. However, because of the nature of these potential risks, there can be no assurance that the Company may not be adversely affected by them in the future.

The Company insures substantially all of its equipment in countries outside the United States against certain political risks and terrorism through political risk insurance coverage that contains a 20 percent co-insurance provision. The Company has the usual liability of contractors for the completion of contracts and the warranty of its work. Where work is performed through a joint venture, the Company also has possible liability for the contract completion and warranty responsibilities of its joint venture partners. In addition, the Company acts as prime contractor on a majority of the projects it undertakes and is normally responsible for the performance of the entire project, including subcontract work. Management is not aware of any material exposure related thereto which has not been provided for in the accompanying Consolidated Financial Statements.

15. Contingencies, Commitments and Other Circumstances (continued)

Certain post-contract completion audits and reviews are periodically conducted by clients and/or government entities. While there can be no assurance that claims will not be received as a result of such audits and reviews, management does not believe a legitimate basis exists for any material claims. At present, it is not possible for management to estimate the likelihood of such claims being asserted or, if asserted, the amount or nature or ultimate disposition thereof.

See Note 17 — Discontinuance of Operations, Asset Disposals and Transition Services Agreement for discussion of commitments and contingencies associated with Discontinued Operations.

16. Quarterly Financial Data

Selected unaudited quarterly financial data for the years ended December 31, 2008 and 2007 is presented below. The total of the quarterly income (loss) per share amounts may not equal the per share amounts for the full year due to the manner in which earnings (loss) per share is calculated.

	March 31,	June 30,	September 30,	December 31,	Total
Year 2008 Quarter Ended	2008	2008	2008	2008	2008
Contract revenue	$491,634	$467,717	$490,651	$462,702	$1,912,704
Contract income	66,327	67,425	60,955	67,841	262,548
Income (loss) from continuing operations before income taxes	32,495	34,645	26,930	(25,417)	68,653
Income (loss) from continuing operations before noncontrolling interest	18,678	20,069	18,873	(14,909)	42,711
Less: Income attributable to noncontrolling interest	(457)	(563)	(413)	(403)	(1,836)
Income (loss) from continuing operations attributable to Willbros Group, Inc.	18,221	19,506	18,460	(15,312)	40,875
Income (loss) from discontinued operations	2,559	(736)	1,219	(285)	2,757
Net income (loss) attributable to Willbros Group Inc.	$20,780	$18,770	$19,679	$(15,597)	$43,632
Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$0.48	$0.51	$0.48	$(0.40)	$1.07
Discontinued operations	0.07	(0.02)	0.03	(0.01)	0.07
Net income (loss)	$0.55	$0.49	$0.51	$(0.41)	$1.14
Diluted income (loss) per share attributable to Company shareholders, as restated
Continuing operations	$0.46	$0.49	$0.46	$(0.40)	$1.05
Discontinued operations	0.06	(0.02)	0.03	(0.01)	0.07
Net income (loss)	$0.52	$0.47	$0.49	$(0.41)	$1.12
Weighted Average Number of Common Shares Outstanding
Basic	38,017,280	38,378,246	38,313,997	38,367,467	38,269,248
Diluted, as restated	43,915,654	43,874,031	43,803,235	38,367,467	38,764,167

Additional Notes:
•
During the quarter ended December 31, 2008, the Company decided to sell one of its fabrication facilities located in Edmonton, Alberta, Canada, which was comprised of manufacturing and office space of approximately 130,000 square feet.  The facility and various other related assets at the time of sale had a net book value of $11,899.  The Company received $19,593 in net proceeds which resulted in a gain on sale of $7,694 and is included in other, net.  See Note 17- Discontinuance of Operations, Asset Disposals and Transition Services Agreement.

•	During the quarter ended December 31, 2008, the Company recorded a non-cash, before-tax charge of $62,295 for impairment of goodwill.

•
During the quarter ended June 30, 2008, $12,575 of the aggregate obligation for government fines was paid, which consisted of the initial $10,000 payment to the DOJ and the first installment of $2,575 to the SEC, inclusive of pre-judgment interest.  See Note 8 – Government Obligations and Note 15 – Contingencies, Commitments and Other Circumstances for further discussion of government fines.

16. Quarterly Financial Data (continued)

	March 31,	June 30,	September 30,	December 31,	Total
Year 2007 Quarter Ended	2007	2007	2007	2007	2007
Contract revenue	$206,709	$156,743	$246,716	$337,523	$947,691
Contract income	10,737	16,395	35,801	39,015	101,948
Income (loss) from continuing operations before income taxes	(3,674)	(38,812)	16,259	12,403	(13,824)
Income (loss) from continuing operations before noncontrolling interest	(3,929)	(40,269)	10,178	5,693	(28,327)
Less: Income attributable to noncontrolling interest	(278)	(809)	(599)	(524)	(2,210)
Income (loss) from continuing operations attributable to Willbros Group, Inc.	(4,207)	(41,078)	9,579	5,169	(30,537)
Income (loss) from discontinued operations	(8,508)	(3,860)	(9,126)	80	(21,414)
Net income (loss) attributable to Willbros Group Inc.	$(12,715)	$(44,938)	$453	$5,249	$(51,951)
Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$(0.16)	$(1.49)	$0.33	$0.15	$(1.04)
Discontinued operations	(0.33)	(0.14)	(0.32)	-	(0.73)
Net income (loss)	$(0.49)	$(1.63)	$0.01	$0.15	$(1.77)
Diluted income (loss) per share attributable to Company shareholders, as restated
Continuing operations	$(0.16)	$(1.49)	$0.32	$0.15	$(1.04)
Discontinued operations	(0.33)	(0.14)	(0.26)	-	(0.73)
Net income (loss)	$(0.49)	$(1.63)	$0.06	$0.15	$(1.77)
Weighted Average Number of Common Shares Outstanding
Basic	25,503,652	27,515,593	28,804,907	34,768,336	29,258,946
Diluted, as restated	25,503,652	27,515,593	34,844,482	35,328,203	29,258,946

Additional Notes:

•
During the quarter ended March 31, 2007, the Company completed the sale of its Nigeria assets and operations. As a result, the Company recognized a gain of $2,345 on the disposition, which is included in the net loss from Discontinued Operations.

•	During the quarter ended June 30, 2007, the Company recognized a charge of $24,000 for Government fines, representing the Company’s estimated final resolution of the DOJ investigation

•
During the quarter ended June 30, 2007, the Company incurred a $15,375 loss on early extinguishment of debt. This early extinguishment is related to the induced conversion of approximately $52,450 of the Company’s 6.5% Senior Convertible Notes. See Note 9 – Long-term Debt for further discussion of the induced conversion.

•
Included in the third quarter of 2007 results, was the financial impact of an agreement in principle with the staff of the SEC to resolve its investigation. As a result of this agreement in principle, the Company recorded a charge of $10,300 to Discontinued Operations in the third quarter of 2007.  The $10,300 is comprised of profit disgorgement plus accrued interest; and is related to a single Nigeria project included in the February 7, 2007 sale of the Company’s Nigeria assets and operations. In conjunction with agreement in principle the Company estimated a $2,000 reduction in the DOJ fine and therefore reduced the charge for government fines for continuing operations to $22,000.

17. Discontinuance of Operations, Asset Disposals, and Transition Services Agreement

Strategic Decisions

In 2006, the Company announced that it intended to sell its assets and operations in Nigeria and classified these operations as Discontinued Operations. The net assets and net liabilities related to the Discontinued Operations are shown on the Consolidated Balance Sheets as “Assets of discontinued operations” and “Liabilities of discontinued operations”, respectively. The results of the Discontinued Operations are shown on the Consolidated Statements of Operations as “Income (loss) from discontinued operations, net of provision for income taxes” for all periods presented.

Nigeria Assets and Nigeria-Based Operations

Share Purchase Agreement

On February 7, 2007, the Company sold its Nigeria assets and Nigeria-based operations in West Africa to Ascot Offshore Nigeria Limited (“Ascot”), a Nigerian oilfield services company, for total consideration of $155,250 (the “Purchase Price”). The sale was pursuant to a Share Purchase Agreement by and between the Company and Ascot dated as of February 7, 2007 (the “Agreement”), providing for the purchase by Ascot of all of the share capital of WG Nigeria Holdings Limited (“WGNHL”), the holding company for Willbros West Africa, Inc. (“WWAI”), Willbros (Nigeria) Limited, Willbros (Offshore) Nigeria Limited and WG Nigeria Equipment Limited.

In connection with the sale of its Nigeria assets and operations, the Company and its subsidiary WII entered into an indemnity agreement with Ascot and Berkeley Group plc (“Berkeley”), the parent company of Ascot (the “Indemnity Agreement”), pursuant to which Ascot and Berkeley will indemnify the Company and WII for any obligations incurred by the Company or WII in connection with the parent company guarantees (the “Guarantees”) that the Company and WII previously issued and maintained on behalf of certain former subsidiaries now owned by Ascot under certain working contracts between the subsidiaries and their customers. Either the Company, WII or both may be contractually obligated, in varying degrees, under the Guarantees to perform or cause to be performed work related to several ongoing projects. Among the Guarantees covered by the Indemnity Agreement are five contracts under which the Company estimates that, at February 7, 2007, there was aggregate remaining contract revenue, excluding any additional claim revenue, of $352,107 and aggregate estimated cost to complete of $293,562. At the February 7, 2007 sale date, one of the contracts covered by the Guarantees was estimated to be in a loss position with an accrual for such loss of $33,157. The associated liability was included in the liabilities acquired by Ascot and Berkeley.

In early 2008, the Company received its first notification asserting various rights under one of the outstanding parent guarantees. On February 1, 2008, WWAI, the Ascot company performing the West African Gas Pipeline (“WAGP”) contract, received a letter from West African Gas Pipeline Company Limited (“WAPCo”), the owner of WAGP, wherein WAPCo gave written notice alleging that WWAI was in default under the WAGP contract, as amended, and giving WWAI a brief cure period to remedy the alleged default. The Company understands that WWAI responded by denying being in breach of its WAGP contract obligations, and apparently also advised WAPCo that WWAI “requires a further $55 million, without which it will not be able to complete the work which it had previously undertaken to perform.” The Company understands that, on February 27, 2008, WAPCo terminated the WAGP contract for the alleged continuing non-performance of WWAI.

Also, on February 1, 2008, the Company received a letter from WAPCo reminding the Company of its parent guarantee on the WAGP contract and requesting that we remedy WWAI’s default under that contract, as amended. Almost one year later, on February 17, 2009, we received another letter from WAPCo formally demanding that we pay all sums payable in consequence of the non-performance by Ascot with WAPCo and stating that quantification of that amount would be provided sometime in the future when the work was completed. On previous occasions, the Company has advised WAPCo that, for a variety of legal, contractual, and other reasons, it did not consider the prior WAGP contract parent guarantee to have continued application, and the Company reiterated that position to WAPCo in the Company’s response to its February 1, 2008 letter. We will again reiterate our position in response to their February 17, 2009 letter. WAPCo disputes the Company’s position that it is no longer bound by the terms of the Company’s prior parent guarantee of the WAGP contract and has reserved all its rights in that regard. Currently, the WAGP project is yet to be completed for a variety of technical and commercial issues unrelated to WAPCo’s termination of the WAGP contract. The February 17, 2009 letter from WAPCo and their still un-quantified claim does not change the Company’s stance or accounting related to the WAGP parent guarantee.

17. Discontinuance of Operations, Asset Disposals, and Transition Services Agreement (continued)

The Company anticipates that this potential dispute with WAPCo may result in an arbitration proceeding between WAPCo and WWAI in the London Court of International Arbitration to determine the validity of the alleged default notice issued by WAPCo to WWAI, including any resulting damage award, in combination with a lawsuit between WAPCo and the Company in the English Courts under English law to determine the enforceability, in whole or in part, of the Company’s parent guarantee, which the Company expects to be a lengthy process.

The Company currently has no employees working in Nigeria and we have no intention of returning to Nigeria. If ultimately it is determined by an English Court that the Company is liable, in whole or in part, for damages that WAPCo may establish against WWAI for WWAI’s alleged non-performance of the WAGP contract, or if WAPCo is able to establish liability against the Company directly under parent company guarantee, and, in either case, we are unable to enforce rights under the indemnity agreement entered into with Ascot and Berkeley in connection with the WAGP contract, the Company may experience substantial losses. However, at this time, the Company cannot predict the outcome of any arbitration or litigation which may ensue in this developing WAGP contract dispute, or be certain of the degree to which the indemnity agreement given in our favor by Ascot and Berkeley will protect the Company. Based upon current knowledge of the relevant facts and circumstances, the Company does not expect that the outcome of the potential dispute will have a material adverse effect on our financial condition or results of operations.

Letters of Credit

At the time of the February 7, 2007 sale of its Nigeria assets and operations, the Company had four letters of credit outstanding totaling $20,322 associated with Discontinued Operations (the “Discontinued LC’s”). In accordance with FASB Interpretation No. 45, “Guarantors Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others” (“FIN 45”), a liability was recognized for $1,575 related to the letters of credit. This liability is released as each of the Discontinued LC’s is released or expires and the Company is relieved of its risk related to the Discontinued LC’s. As of December 31, 2008 only one of the Discontinued LCs remains issued and outstanding. This Discontinued LC in the amount of $123 is scheduled to expire on February 28, 2009. During the twelve months ended December 31, 2008, two Discontinued LC’s in the aggregate amount of $19,759 expired resulting in the release of the associated liability and recognition of $1,543 of additional cumulative gain on the sale of Nigeria assets and operations.  The fair value of the remaining Discontinued LC is $13 and will also result in positive impact to the cumulative gain on sale when and if it is released.

Transition Services Agreement

Concurrent with the Nigeria sale, the Company entered into a two-year Transition Services Agreement (“TSA”) with Ascot. Under the agreement, the Company was primarily providing labor in the form of seconded employees to work under the direction of Ascot along with specifically defined work orders for services generally covered in the TSA.  Ascot agreed to reimburse the Company for these services. For the years ended December 31, 2008 and 2007, these reimbursable contract costs totaled approximately $3,822 and $23,966, respectively. Both the Company and Ascot have been working to eliminate transition services provided by the Company. At December 31, 2008, that effort was substantially complete in that the Company has no employees still seconded to Ascot working in West Africa generally, or Nigeria specifically.

Conclusion of the Transition Services Agreement

On February 7, 2009, the TSA expired according to its terms, which ended the Company’s obligation to provide any further support or other services to Ascot in West Africa or otherwise. The Company has recognized all known costs associated with concluding the TSA including the write-off of all residual accounts receivable and equipment in West Africa. The total expense recognized in accordance with the conclusion of the TSA is $357.

17. Discontinuance of Operations, Asset Disposals, and Transition Services Agreement (continued)

Residual Equipment in Nigeria

In conjunction with the TSA, the Company made available certain equipment to Ascot for use in Nigeria and at times, in Benin, Togo and Ghana.  This equipment was not sold to Ascot under the Agreement. The Company’s net book value for the equipment in West Africa at December 31, 2008 and 2007 was $442 and $1,205, respectively.  The majority of this equipment, which is comprised primarily of construction equipment, rolling stock and generator sets, was redeployed to the Company’s operations in Oman.  The remainder was used in exchange for equipment owned by Ascot and needed by the Company’s North American operations.  On February 7, 2009, the Company reached a final settlement with Ascot on the equipment exchange and the Company no longer owns any equipment in West Africa.

Global Settlement Agreement (”GSA”)

On September 7, 2007, we finalized the GSA with Ascot. The significant components of the agreement include:

•	A reduction to the purchase price of $25,000, in resolution of all working capital adjustments as provided for in the original share purchase agreement;

•	Ascot agreed to provide supplemental backstop letters of credit in the amount of $20,322 issued by a non-Nigerian bank approved by the Company;

•	Ascot provided specific indemnities related to two ongoing projects that they acquired as part of the Agreement; and

•
Except as provided in the GSA, Ascot and the Company waived all of our respective rights and obligations relating to indemnifications provided in the share purchase agreement concerning any breach of a covenant or representation or warranty.

As a result of the GSA, the Company has recognized a cumulative gain on the sale of its Nigeria assets and operations of $183. The GSA was settled by a payment to Ascot from the Company in the amount of $11,076. This amount represents the agreed upon reduction to the purchase price, due to Ascot, of $25,000, reduced by amounts owed by Ascot to the Company of $11,299 for services rendered under the TSA and $2,625 due from Ascot in the form of a note from the closing of the share purchase agreement. Because of the GSA, Ascot’s account with the Company was current as of December 31, 2007.

Insurance Recovery

During the twelve months ended December 31, 2008, income from Discontinued Operations consisted of two pre-Nigeria sale insurance claim recoveries of $3,004 for events of loss the Company suffered prior to the sale of its Nigeria operations.

Venezuela

Business Disposal

On November 28, 2006, the Company completed the sale of its assets and operations in Venezuela. The Company received total compensation of $7,000 in cash and $3,300 in the form of a commitment from the buyer, to be paid on or before December 4, 2013. The repayment commitment is secured by a 10 percent interest in a Venezuelan financing joint venture. As of March 31, 2008, no payment on the commitment has been made. The Company estimates no gain or loss on the sale of its assets and operations in Venezuela.

Asset Disposal

Sale of Canada Fabrication Facility

During the fourth quarter of 2008, the Company decided to sell one of its fabrication facilities located in Edmonton, Alberta, Canada, which was comprised of manufacturing and office space of approximately 130,000 square feet.  The Company determined that the capital employed in this facility would be more efficiently applied to another fabrication location as well as to support the Company’s cross-country pipeline business in Canada. The facility and various other related assets at the time of sale had a net book value of $11,899.  The Company received $19,593 in net proceeds which resulted in a gain on sale of $7,694 which is included in other, net.

17. Discontinuance of Operations, Asset Disposals, and Transition Services Agreement (continued)

Results of Discontinued Operations

Condensed Statements of Operations of the Discontinued Operations for the years ended December 31, 2008, 2007 and 2006 are as follows:

	Year Ended December 31, 2008
	Nigeria	Nigeria TSA	Venezuela	Opal TXP-4	Discontinued Operations

Contract revenue	$(94)	$2,474	$-	$-	$2,380

Operating expenses:
Contract	(94)	3,760	-	-	3,666
General and administrative	151	62	-	-	213
	57	3,822	-	-	3,879
Operating loss	(151)	(1,348)	-	-	(1,499)
Other income (expense)	4,453	(177)	-	-	4,276
Income (loss) before income taxes	4,302	(1,525)	-	-	2,777
Provision for income taxes	-	20	-	-	20
Net income (loss)	$4,302	$(1,545)	$-	$-	$2,757

	Year Ended December 31, 2007
	Nigeria	Nigeria TSA	Venezuela	Opal TXP-4	Discontinued Operations

Contract revenue	$30,046	$23,304	$-	$-	$53,350

Operating expenses:
Contract	34,360	21,867	-	-	56,227
Impairment of long-lived assets	-	1,524	-	-	1,524
General and administrative	3,472	575	-	-	4,047
Profit disgorgement	10,300	-	-	-	10,300
	48,132	23,966	-	-	72,098
Operating loss	(18,086)	(662)	-	-	(18,748)
Other income (expense)	(1,034)	249	-	-	(785)
Loss before income taxes	(19,120)	(413)	-	-	(19,533)
Provision for income taxes	1,092	789	-	-	1,881
Net loss	$(20,212)	$(1,202)	$-	$-	$(21,414)

17. Discontinuance of Operations, Asset Disposals, and Transition Services Agreement (continued)

	Year Ended December 31, 2006
	Nigeria	Nigeria TSA	Venezuela	Opal TXP-4	Discontinued Operations

Contract revenue	$447,757	$-	$270	$-	$448,027

Operating expenses:
Contract	476,691	-	940	-	477,631
General and administrative	31,977	-	322	-	32,299
	508,668	-	1,262	-	509,930
Operating (loss)	(60,911)	-	(992)	$-	(61,903)
Other income (expense)	(11,579)	-	164	2,033	(9,382)
Income (loss) before income taxes	(72,490)	-	(828)	2,033	(71,285)
Provision for income taxes	11,283	-	143	691	12,117
Net income (loss)	$(83,773)	$-	$(971)	$1,342	$(83,402)

Financial Position of Discontinued Operations

Condensed Balance Sheets of the Discontinued Operations are as follows:

	December 31, 2008	December 31, 2007
Current assets:
Cash and cash equivalents	$309	$211
Accounts receivable, net	1,225	296
Prepaid expenses	78	879
Total current assets	1,612	1,386
Property, plant and equipment, net	442	1,205
Other assets	632	620
Total assets	2,686	3,211
Current liabilities:	609	978
Total current liabilities	609	978
Net assets of discontinued operations	$2,077	$2,233